Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

Neon Therapeutics, Inc.,

a Delaware corporation;

BioNTech SE,

a Societas Europaea organized and existing under the laws of Germany; and

Endor Lights, Inc.,

a Delaware corporation

Dated as of January 15, 2020

i

Section 9.11	Severability	63

Section 9.12	Obligation of Parent	63

Section 9.13	Construction	63

EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions	A-i
Exhibit B	Form of Voting Agreement

Company Disclosure Schedule

Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 15, 2020, by and among: BioNTech SE, a Societas Europaea organized and existing under the laws of Germany, having its registered office at An der Goldgrube 12, 55131 Mainz, Germany and being registered with the commercial register of the local court of Mainz under HRB 48720 (“Parent”); Endor Lights, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”); and Neon Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

A.

The Board of Directors of the Company (the “Company Board”), has unanimously (i) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, $0.001 par value per share (the “Shares”), to enter into this Agreement providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as a wholly-owned Subsidiary of Parent in accordance with the DGCL, (ii) approved this Agreement and the consummation of the Contemplated Transactions in accordance with the DGCL and (iii) adopted a resolution recommending that this Agreement and the Contemplated Transactions be approved and adopted by the holders of Shares.

B

The board of directors of Merger Sub (the “Merger Sub Board”) has unanimously: (i) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement; and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions in accordance with the DGCL.

C

Parent has a stated share capital in the amount of EUR 232,304,250, divided into 232,304,250 ordinary no par-value registered shares with a calculative nominal value of EUR 1.00 each (“Parent Ordinary Shares”). Pursuant to section 4 para. (5) lit. c) of Parent’s articles of association (Satzung - “Parent’s Articles of Association”), Parent’s management board (Vorstand - “Parent’s Management Board”) is authorized, subject to approval by the Parent’s supervisory board (Aufsichtsrat - the “Parent’s Supervisory Board”), to increase Parent’s share capital by up to EUR 105,818,002 by issuing up to 105,818,002 new ordinary no par-value registered shares against cash or contribution in kind (the “Parent Authorized Capital”), whereby the Parent’s Management Board is authorized, subject to approval by the Parent’s Supervisory Board to exclude any preemptive rights (Bezugsrechte) for one or several capital increases under the Parent Authorized Capital in an aggregate amount of up to 20% of the share capital of Parent, either at the time this authorization became effective or, if lower, at the time it is utilized against contribution in kind.

D

As a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent, substantially in the form of Exhibit B attached hereto (the “Voting Agreements”), simultaneously with the execution and delivery of this Agreement.

E

For U.S. federal income Tax purposes, Parent, Merger Sub and the Company intend that (1) the Merger satisfy the definition of a “reorganization” set forth in Section 368(a) of the Code, (2) the Merger not result in the recognition of gain under Section 367(a)(1) of the Code by any holder of Company Common Stock (other than any holder of Company Common Stock that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent immediately following the Merger (a “Five-Percent Shareholder”) or that held Parent Ordinary Shares or Parent ADSs immediately prior to the Merger) (clauses (1) and (2) collectively the “Intended Tax Treatment”), and (3) that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and that Parent, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

MERGER TRANSACTION

Section 1.1    Merger of Merger Sub into the Company.

(a)    As promptly as practicable following the date hereof, Parent shall appoint a bank or trust company or other independent financial institution (the “Trust Company”), which shall be reasonably acceptable to the Company, to act as (i) contribution agent in connection with the formation of Merger Sub and the Share Exchange (in such function, the “Contribution Agent”), pursuant to a contribution agreement between Parent and the Contribution Agent, which shall be reasonably acceptable to the Company (the “Contribution Agreement”), and (ii) exchange agent in connection with the Share Exchange (in such function, the “Exchange Agent”). Parent shall enter into an exchange agent agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. Parent may appoint one or more substitute persons, reasonably acceptable to the Company, to perform any of the functions of the Trust Company described herein. Solely to accommodate the transactions described in this Article I and Article II and subject to the terms and conditions of the Contribution Agreement, one business day prior to the Effective Time, Parent shall cause the Contribution Agent to be registered as Parent’s fiduciary (for the period prior to the Effective Time only), as the record holder of all of the issued and outstanding shares of common stock, $0.01 par value per share, of Merger Sub (the “Merger Sub Common Stock”); provided, however, that it is understood and agreed that the Contribution Agent shall act as a fiduciary of the former holders of Company Common Stock after the Effective Time. In the Contribution Agreement (inter alia), the Contribution Agent shall take on the obligation to the holders of Company Common Stock to execute a subscription certificate (Zeichnungsschein) following the Effective Time pursuant to Section 2.2.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (with respect to all post-Closing periods, the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with this Agreement and the applicable provisions of the DGCL.

(c)    The consummation of the Merger (the “Closing”) shall take place at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, at 9:00 a.m. local time no later than the second business day following the day on which the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied or waived at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, time and date as the parties hereto shall agree. The date on which the Closing occurs is referred to as the “Closing Date”.

(d)    Subject to the provisions of this Agreement, contemporaneous with the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and shall promptly make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time or date as Parent and the Company shall agree and specify in the Certificate of Merger (the time at which the Merger becomes effective, the “Effective Time”).

Section 1.2    Organizational Documents; Directors and Officers of the Surviving Corporation. Unless otherwise agreed to by the Company and Parent prior to the Effective Time:

(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such certificate of incorporation shall (i) be amended to change the name of the Surviving Corporation to “BioNTech Boston, Inc.” and (ii) comply with Section 6.4. Thereafter, the certificate of incorporation of the Surviving Corporation may only be amended in accordance with its terms, Section 6.4 and as provided by Law.

(b)    At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that (i) all references to Merger Sub in the bylaws of the Surviving Corporation shall be amended to refer to “BioNTech Boston, Inc.” and (ii) such bylaws shall comply with Section 6.4). Thereafter, the bylaws of the Surviving Corporation may only be amended or repealed in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

(c)    The Company shall cause to be delivered to Parent, at the Closing, resignations of all the directors of the Company to be effective upon the Effective Time. At the Effective Time, the directors and officers of Merger Sub shall continue in office as the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES AND DELIVERY OF MERGER CONSIDERATION

Section 2.1    Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of Parent, Merger Sub or the Company:

(a)    Each Parent Ordinary Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)    All Shares that are owned or held in treasury by the Company or owned by Parent or Merger Sub (other than Shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by Third Parties) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c)    Except as provided in Section 2.1(b), each Share issued and outstanding immediately prior to the Effective Time (including the shares held in the Company Trust), and subject to Section 2.1(e) and Section 2.2, shall automatically be cancelled and converted into the right to receive 0.063 of an American Depositary Share of Parent (“Parent ADS”) (such number of Parent ADSs, the “Exchange Ratio”), with each Parent ADS representing one Parent Ordinary Share, pursuant to the terms of the deposit agreement between Parent and The Bank of New York Mellon (the “Depositary”) (such agreement, the “Deposit Agreement”). The Parent ADSs issued hereunder, subject to adjustment as provided in Section 2.1(f) shall be referred to herein as the “Merger Consideration”, without interest, but subject to any withholding required under applicable Tax Law, plus the right, if any, to receive pursuant to Section 2.8, cash in lieu of fractional shares of Parent ADSs into which such Shares would have been converted pursuant to this Section 2.1(c) (the “Fractional Share Consideration”).

(d)    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)    All of the Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Shares (each, a “Certificate”) or any book-entry share which immediately prior to the Effective Time represented such Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and any applicable Fractional Share Consideration, as well as any dividends to which holders of Shares become entitled in accordance with Section 2.3(d).

(f)    If, between the date of this Agreement and the Effective Time, the outstanding Parent Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

Section 2.2    Share Capital Increase and Share Exchange. As soon as possible following the Effective Time and in accordance with Sections 202 et seq. (including Sections 185 and 187 et seq.) of the German Stock Corporation Act (Aktiengesetz, the “GSCA”), Parent shall: (i) effect the increase of its stated share capital by (A) passing a resolution of the Parent’s Management Board with the approval of the Parent’s Supervisory Board, both in accordance with section 4 para. (5) lit. c) of Parent’s Articles of Association and conditional only upon the Merger becoming effective, to use the authorized share capital (genehmigtes Kapital) of Parent under exclusion of any preemptive rights (Bezugsrechte) in the meaning of Sec. 186 par. 3 and 4, Sec. 203 par. 2 GSCA to issue new Parent Ordinary Shares underlying the Merger Consideration to the Contribution Agent for the benefit of the former holders of shares of the Company Common Stock against the prior contribution by the Contribution Agent to Parent of all of the issued and outstanding shares of common stock of the Surviving Corporation by contribution-in-kind, (B) apply with the competent local court (Amtsgericht) of Parent to have a German accounting firm, determine the adequacy of the contribution-in-kind as consideration for the new Parent Ordinary Shares in accordance with Sections 205 in conjunction with Section 33 GSCA, (C) allowing the Contribution Agent to execute a subscription certificate (Zeichnungsschein) with the contents and in the form stipulated by the GSCA and the Contribution Agreement, (D) seeing to the effectuation of the contribution-in-kind through a transfer of all of the issued and outstanding shares of Surviving Corporation Common Stock to Parent by the Contribution Agent, (E) registering the implementation of such increase of Parent’s stated capital with the commercial register of Parent (the “Commercial Register” such registration, the “Share Capital Increase”), and (F) issuing the new Parent Ordinary Shares underlying the Merger Consideration to the Contribution Agent for the benefit of the former holders of shares of the Company Common Stock (the “Share Issuance”) (whereby it is understood that steps (A) to (F) are to be effected at the respective times set forth in the following sentence); and (ii) cause (A) the Contribution Agent to deposit with the Depositary, for the benefit of the holders of shares of Company Common Stock, the Parent Ordinary Shares underlying the Merger Consideration, (B) the Depositary to issue to the Exchange Agent the Parent ADSs comprising the Merger Consideration and (C) the Exchange Agent to deliver in accordance with this Section 2.2 the Parent ADSs reflecting the Merger Consideration to the former holders of shares of Company Common Stock (such Parent ADSs, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”) and any cash in lieu of fractional Parent ADSs (the actions described in clauses (i) and (ii) above, collectively, the “Share Exchange”). Parent shall approve the resolutions described in clause (i)(A) above prior to Closing; the appointment of the German accounting firm by the competent local court (Amtsgericht) of Parent (clause (i)(B) above) shall be requested by Parent as soon as practicable after the execution of this Agreement, and a draft of the determination of the adequacy of the contribution-in-kind shall be delivered by the accounting firm to the parties at Closing; the subscription certificate (clause (i)(C) above) shall be executed by the Contribution Agent on the business day following the day of the Effective Time; the transfer of all issued and outstanding Surviving Corporation Common Stock by the Contribution Agent to Parent (clause (i)(D) above) shall be effected on the business day following the day of the Effective Time; and the Share Capital Increase and the Share Issuance shall be effected as soon as reasonably practicable thereafter. Parent shall cause the Exchange Agent to, pursuant to irrevocable instructions, deliver the Parent ADSs contemplated to be issued pursuant to this Article II out of the Exchange Fund in accordance with this Section 2.2. The Exchange Fund shall not be used for any other purpose. At the Effective Time, Parent’s obligation to effect the Share Exchange shall become unconditional, subject only to the completion of the contribution-in-kind by the Contribution Agent described in this Section 2.2.

Section 2.3    Exchange of Shares.

(a)    Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares. From and after the Effective Time, Persons who held Shares immediately prior to the Effective Time shall cease to have rights with respect to such Shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be exchanged for the Merger Consideration with respect to the Shares, formerly represented thereby.

(b)    Exchange Procedures. As promptly as practicable following the Effective Time (but in no event later than five business days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c): (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent only upon proper delivery of the Certificate or Certificates to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as Parent and the Company may reasonably agree upon, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of Shares previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 2.8 and dividends or other distributions on Parent ADSs in accordance with Section 2.3(d). Upon surrender of a Certificate to the Exchange Agent, or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Shares previously represented by such Certificate pursuant to the provisions of this Article II, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent ADSs in accordance with Section 2.3(d) to be mailed or delivered by wire transfer, within five business days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, or any Book-Entry Share shall be properly transferred, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or in respect of Book- Entry Shares or on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares or on any distributions to which holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 2.3(d).

(c)    Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration (or any amounts payable in respect of the Fractional Share Consideration in accordance with Section 2.1(c)) or distribution to which such holder is entitled pursuant to Section 2.3(d) that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), the Merger Consideration, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 2.1(c) and any distribution to which such holder is entitled pursuant to Section 2.3(d) (less required withholdings as provided in Section 2.5) for each Book-Entry Share. Payment of the Merger Consideration, Fractional Share Consideration and distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(d)    Dividends with Respect to Parent ADSs. No dividends or other distributions with respect to Parent ADSs or Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent ADSs or Parent Ordinary Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof in addition to the other amounts payable hereunder (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent ADSs to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent ADSs.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any Fractional Share Consideration, any applicable dividends or other distributions with respect to Parent ADSs or Parent Ordinary Shares and any interest and other income received with respect thereto) which remains undistributed to the former holders of Shares on the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of Shares who have not theretofore received any Merger Consideration to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto.

(f)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of Shares in respect of any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, however, that (i) no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article II and, to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events, without interest, so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such investments, shall be property of, and paid to, Parent.

Section 2.4    Company Compensatory Awards. All of the provisions of this Section 2.4 shall be effectuated without any action on the part of the holder of any Company Compensatory Award.

(a)    Treatment of Company Options. At the Effective Time, each Company Option which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the Effective Time (but no later than ten business days thereafter), a cash payment in an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Cash Merger Consideration over the exercise price per share subject to such Company Option immediately prior to such cancellation. Each Company Option that, as of immediately prior to such cancellation, has an exercise price per share that is equal to or greater than the Cash Merger Consideration shall be cancelled for no consideration being paid to the holder of such Company Option. “Cash Merger Consideration” shall mean the product of the VWAP of Parent ADS multiplied by the Exchange Ratio.

(b)    Company Restricted Stock. At the Effective Time, (i) each Share of Company Restricted Stock that is outstanding as of immediately prior to the Effective Time shall vest in full and (ii) each such Share of Company Restricted Stock shall be cancelled and converted automatically into the right to receive the Merger Consideration in accordance with the terms of Article II in the same manner as other outstanding Shares.

(c)    Company RSUs. Prior to the Effective Time, the Company shall establish a trust (which shall not be affiliated with either Parent or the Company), the purpose of which shall be to hold shares of Company Common Stock (prior to the Merger and Parent ADSs thereafter) that will become issuable to Company employees holding Company RSUs which are outstanding as of immediately prior to the Effective Time (the “Company Trust”). Prior to the Effective Time, the Company shall issue and deliver to the Company Trust such number of shares of Company Common Stock as shall be necessary to satisfy the obligations under all such Company RSUs, in each case outstanding as of immediately prior to the Effective Time. The parties agree to reasonably cooperate with respect to the establishment and operation of the Company Trust in furtherance of the provisions hereunder, including with respect to satisfying any applicable tax withholding obligations. At the Effective Time, (i) each Company RSU that is held by any current Company employee and is outstanding as of immediately prior to the Effective Time shall vest in full and (ii) each such Company RSU shall be cancelled and converted automatically into the right to receive from the Company Trust, as soon as reasonably practicable after the Effective Time (but no later than five business days thereafter), the Merger Consideration in respect of each Share underlying the unsettled portion of the Company RSU.

(d)    ESPP. As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions and take such other actions as may be required (including providing notice to the ESPP participants) to provide that, with respect to the ESPP: (i) no new offering periods will commence, nor will any existing offering periods be extended, following the date hereof, (ii) no individuals will be permitted to enroll in the ESPP following the date hereof, and (iii) no existing participants will be permitted to increase their respective rates of deductions and purchases following the date hereof. If the Effective Time occurs during the offering period in effect as of the date hereof, such offering period will be terminated no later than three business days prior to the Effective Time and be the final offering period under the ESPP and the accumulated payroll deductions of each participant under the ESPP will be returned to the participant by the Surviving Corporation pursuant to the terms of the ESPP, without the issuance of any Shares.

(e)    As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee(s) administering the Company Equity Plans or the ESPP) shall adopt such resolutions and take such other actions as are necessary for the treatment of the Company Compensatory Awards and the ESPP pursuant to this Section 2.4 (e), which resolutions will also provide that such Company Compensatory Awards and the Company Equity Plans and ESPP shall terminate conditioned upon, and effective immediately after, the Effective Time.

(f)    Manner of Effecting. Prior to the Effective Time, the Company and Parent agree that the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 2.4.

Section 2.5    Withholding Rights. Parent, the Surviving Corporation, the Exchange Agent or any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any holder of Shares and Company Compensatory Awards, such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as applicable.

Section 2.6    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in a reasonable customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration, if any, and any distributions to which the holder thereof is entitled pursuant to this Article II.

Section 2.7    Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Contemplated Transactions, so long as the provisions of Section 262 of the DGCL are applicable to the transaction.

Section 2.8    Fractional Shares. No certificate or scrip representing fractional Parent ADSs shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent ADS shall receive, in lieu thereof, cash (rounded to the nearest whole cent), without interest, in an amount equal to such fractional part of a Parent ADS multiplied by the VWAP of Parent ADS.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof (but only to the extent that it is reasonably apparent from such disclosure in the Company SEC Documents that it is applicable to one or more specified sections of the Company Disclosure Schedule, and excluding any disclosures set forth under the headings “Forward-Looking Statements,” “Risk Factors,” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement; provided, that clause (a) shall not apply to Sections 3.3 (Capitalization), 3.5 (Absence of Changes), 3.6 (Intellectual Property), 3.9 (Compliance, Permits; Restrictions), 3.18 (Authority; Binding Nature of Agreement) or 3.20 (Non-Contravention; Consents), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Due Organization; Subsidiaries.

(a)    The Company (i) is a corporation that is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Section 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Each such Subsidiary (i) is a corporation or other entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrances (other than transfer restrictions arising under applicable Law).

(c)    None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than in the Acquired Companies or short-term investments. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

Section 3.2    Organizational Documents. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto, as in effect on the date hereof. The Acquired Companies’ certificates of incorporation, bylaws or other charter and organizational documents so delivered are in full force and effect. None of the Acquired Companies is in material violation of any of the provisions of its respective certificate of incorporation, bylaws and other charter and organizational documents.

Section 3.3    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 150,000,000 Shares and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on January 14, 2020 (the “Capitalization Date”): (A) 28,729,725 Shares were issued and outstanding (including 2,847,358 shares of Company Restricted Stock, of which 285,538 remain unvested as of the date hereof); (B) 3,356,003 Shares were subject to issuance pursuant to Company Options, all of which were granted and outstanding under the Company Equity Plans; (C) 2,053,270 Shares were subject to issuance pursuant to Company RSUs, all of which were granted or committed to be granted and outstanding under the Company Equity Plans; (D) 156,265 Shares were reserved for issuance in respect of future awards under the Company Equity Plans; (E) 777,512 Shares were available for issuance under the ESPP, including a maximum of 154,660 Shares available for issuance pursuant to the offering period in effect as of the date hereof, assuming employees participating in the current offering as of the Capitalization Date continue to contribute at their current contribution rate through the last day of the offering period and assuming a per share purchase price based upon the closing price as of the first day of the current offering period; and (F) no shares of Company Preferred Stock were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

(b)    Section 3.3(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of (i) all outstanding Company Options, including the name of the holder, the holder’s country of residence, whether such award was issued in respect of employment, the grant date, the expiration date, the number of Shares subject to each such award, the exercise price per Share, the vesting schedule, whether such award is intended to be an “incentive stock option” under Section 422 of the Code, and the Company Equity Plan under which such award was granted, (ii) all outstanding Company RSUs, including the name of the holder, the holder’s country of residence, whether such award was issued in respect of employment, the grant date, the number of Shares subject to each such award, the vesting schedule, and the Company Equity Plan under which such award was granted, and (iii) all outstanding Company Restricted Stock, including the name of the holder, the holder’s country of residence, whether such award was issued in respect of employment, the grant date, the number of Shares subject to each such award, the purchase price per Share (if any), the vesting schedule, whether a valid 83(b) election has been filed with respect to such award, and the Company Equity Plan under which such award was granted. No portion of any Company Option may be “early exercised” (i.e., exercised prior to becoming vested). Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, the Company has not made any additional equity grants, whether Company Options, Company RSUs or any other form of security, at any time after the Capitalization Date.

(c)    Except as set forth in the Company’s Certificate of Incorporation, (i) none of the outstanding Shares is entitled or subject to any preemptive right, antidilutive right, right of repurchase or forfeiture, right of participation, right of maintenance, conversion right, redemption right or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities.

(d)    There are no bonds, debentures, notes or other Indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e)    As of the Capitalization Date, and except as set forth in Sections 3.3(a) and (b), there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)    All Company Options (i) have been granted and administered in accordance with the terms of the applicable Company Equity Plan or other applicable Contract governing the terms of such award, (ii) have an exercise price that is no less than the fair market value of the underlying Shares on the date of grant, as determined in accordance with Section 409A of the Code, and (iii) are otherwise exempt from Section 409A of the Code. The Company has made available to Parent, accurate and complete copies of (i) each Company Equity Plan and (ii) the forms of standard award agreement under the Company Equity Plans. The treatment of the Company Options, Company RSUs and Company Restricted Stock under this Agreement does not violate the terms of the Company Equity Plans or any Contract governing the terms of such awards and will not cause adverse tax consequences under Section 409A of the Code. At all times, the ESPP has qualified as an “employee stock purchase plan” under Section 423 of the Code, and all options to purchase shares under the ESPP (now outstanding or previously exercised or forfeited) have satisfied the requirements of Section 423 of the Code.

Section 3.4    SEC Filings; Financial Statements.

(a)    All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC since May 31, 2018 (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed or furnished with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and NASDAQ (as the case may be) and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents; and (ii) none of the Company SEC Documents contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)    The financial statements (including any related notes or schedules thereto) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and recognize that unaudited financial statements are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations, stockholders’ equity and cash flows of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c)    The Company has established and maintains a system of internal control over financial reporting (as such terms are defined by Rule 13a-15(f) or 15d-15(f) under the Exchange Act) that is sufficient in all material respects to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets of the Company and its Subsidiaries.

(d)     The Company’s “disclosure controls and procedures” (as defined by Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined by Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since January 1, 2018, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(e)    None of the Acquired Companies has effected, entered into, created, is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement related to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(f)    As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(g)    Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2017, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h)    The Company has conducted an assessment and determined that it does not produce, design, test, manufacture, fabricate or develop “critical technologies” as defined pursuant to 31 CFR § 801.204 and in turn is not a “pilot program U.S. business” within the meaning of 31 CFR § 801.213.

Section 3.5    Absence of Changes. Since June 30, 2019 through the date hereof, the Acquired Companies have conducted their businesses in the ordinary course consistent with past practice and, since and through such dates, there has not been or occurred (i) any Company Material Adverse Effect or (ii) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clause (vii), (ix), (x), (xi), (xiv), (xvi), (xvii), (xviii), (xix), (xx), (xxv) or (xxvi) of Section 5.2(a).

Section 3.6    Intellectual Property.

(a)    Section 3.6(a) of the Company Disclosure Schedule lists all United States and non-United States patents and patent applications, trademark registrations and applications therefor and registered copyrights and applications therefor owned, co-owned, or in-licensed by the Company (such registrations and applications, the “Company Registered IP”), including, with respect to each such registration and application, (i) the jurisdiction of application/registration, (ii) the application or registration number and (iii) the date of filing or issuance for each such item, and, for in-licensed Intellectual Property, (iv) the registered owner of the Intellectual Property; (v) the relevant license agreement by which rights are conveyed; and (vi) whether the in-license is exclusive or non-exclusive. To the Knowledge of the Company, no Company Registered IP is invalid or unenforceable, except for such exceptions are not and would not reasonably be expected to be material to the Acquired Companies.

(b)    All founders, key employees and any other employees, consultants, inventors or contributors involved in the development of owned or co-owned Company Registered IP, and, to the Knowledge of the Company, of in-licensed Company Registered IP, that specifically covers or claims a Company product or otherwise provides material value in support of the business of the Acquired Companies as currently conducted or proposed to be conducted as described in any of the Company SEC Documents have signed confidentiality and invention assignment agreements or similar agreements for the transfer, assignment, or licensing of such owned or co-owned Company Registered IP to the Acquired Companies pursuant to which the Acquired Companies either (i) have obtained ownership of and are the exclusive owners of or (ii) have obtained a valid and unrestricted right to exploit, sufficient for the operation of the business of the Acquired Companies as currently conducted or proposed to be conducted as described in any of the Company SEC Documents, such Company Registered IP.

(c)    The owned, co-owned, and, to the Knowledge of the Company, without requiring the Company to have conducted searches therefor, the in-licensed Company Registered IP, of the Acquired Companies are free and clear of any Encumbrance, other than Permitted Encumbrances.

(d)    Section 3.6(d) of the Company Disclosure Schedule identifies, as of the date of this Agreement, (i) each Company Inbound License and (ii) each Company Outbound License.

(e)    To the Knowledge of the Company, the operation of the business of the Acquired Companies as currently conducted and proposed to be conducted as described in any of the Company SEC Documents does not infringe or misappropriate any Intellectual Property owned by another Person, except as is not and would not reasonably be expected to be material to the Acquired Companies. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing, against any of the Acquired Companies relating to any infringement or misappropriation of any Intellectual Property of another Person by any of the Acquired Companies.

(f)    None of the Acquired Companies is subject to any judgment, order, writ, injunction or decree of any court or any Governmental Entity or any arbitrator, nor has any of the Acquired Companies entered into or is a party to any agreement made in settlement of any pending or threatened litigation, which materially restricts or impairs the use of any Company Intellectual Property.

(g)    To the Knowledge of the Company, no other Person is infringing or misappropriating any Company Registered IP that is owned, co-owned or exclusively licensed to the Acquired Companies under any Company Inbound License, except as would not, individually, or in the aggregate, be material to the Acquired Companies.

(h)    The Acquired Companies have taken commercially reasonable steps necessary to maintain the confidentiality of the material trade secret rights held by any of the Acquired Companies, or purported to be held by any of the Acquired Companies, as a trade secret.

Section 3.7    Title to Assets; Real Property.

(a)    Except as is not, and would not reasonably be expected to be, material to the Acquired Companies, the Acquired Companies have good, valid and marketable title to, or in the case of assets purported to be leased by the Acquired Companies, valid leasehold interests in, each of the tangible assets reflected as owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date), free of any liens or Encumbrances (other than Permitted Encumbrances). All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, and are in good and safe operating condition and repair (ordinary wear and tear and routine ongoing maintenance excepted).

(b)    None of the Acquired Companies owns, or has ever owned, any real property.

(c)    Section 3.7(c) of the Company Disclosure Schedule sets forth the address of each lease, sublease or license or any other instrument (each a “Lease”) under which the Company leases, subleases or licenses any real property (each “Leased Real Property”) and the applicable Acquired Company that holds a leasehold interest in such Leased Real Property. The Company has made available to Parent an accurate and correct and complete copies of each Lease (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) with respect to each Leased Real Property and each such Lease for a Leased Real Property is legal, valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto (including any assignee thereof), as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”). No Acquired Company has received any notice of any pending or threatened condemnation proceeding with respect to any Leased Real Property, and neither the whole or any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired. To the Knowledge of the Company, the Leased Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or similar Law applicable to the Leased Real Property, or under the applicable Lease or any restrictive covenant affecting the Leased Real Property. No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the Leased Real Property or is in possession of any Leased Real Property other than the applicable Acquired Company that holds a leasehold interest in such Leased Real Property.

Section 3.8    Company Material Contracts.

(a)    Except as set forth on Section 3.8 of the Company Disclosure Schedule, and except for this Agreement, as of the date hereof, none of the Acquired Companies is a party to or is bound by any Contract:

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)    requiring or otherwise involving the payment by or to any of the Acquired Companies of more than an aggregate of $100,000 on an annual basis;

(iii)    evidencing a capital expenditure in excess of $100,000;

(iv)    (A) provides for annual compensation in excess of $100,000 in exchange for the employment of, or the performance of services by, any director, officer, employee or consultant (other than any employment offer letter (in such form as previously provided to Parent) that is terminable “at will” without any contractual obligation on the part of any Acquired Company to make any severance, termination, change in control, or similar payment), (B) contains terms obligating or which may in the future obligate any of the Acquired Companies to make any severance, termination or similar payment to any current or former employee or (C) pursuant to which any of the Acquired Companies may be obligated to make any bonus or similar payment to any current or former employee or director;

(v)    (A) limiting the ability or right of any Acquired Company (or, after the Effective Time, Parent or any of its Affiliates) to compete or engage in any line of business or to compete with any Person in any geographic area, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations, (C) granting any right of first refusal, right of first offer, rights of negotiation or similar right, or (D) containing any other term, condition or clause that individually or in the aggregate, limits or purports to limit in any material respect the ability of any Acquired Company (or, after the Effective Time, Parent or its Affiliates) to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of any Acquired Company (or, after the Effective Time, Parent or its Affiliates);

(vi)    providing for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of any Acquired Company;

(vii)    relating to or evidencing Indebtedness for borrowed money or any guarantee of Indebtedness for borrowed money by any Acquired Company which, together with all other such Contracts relating to or evidencing Indebtedness for borrowed money or any guarantee of Indebtedness for borrowed money by any Acquired Company (if any), do not exceed $50,000 in the aggregate (excluding loans to wholly-owned Subsidiaries in the ordinary course of business consistent with past practice);

(viii)    relating to any joint venture, partnership, strategic alliance, research and development project or similar arrangement that is material to the business of the Acquired Companies;

(ix)    under which any Acquired Company leases, subleases or licenses any real property;

(x)    under which any Acquired Company leases personal property (not relating primarily to real property), pursuant to which any Acquired Company is required to make rental payments in excess of $100,000 per year;

(xi)    (A) in which any Acquired Company has agreed to purchase a minimum quantity of goods or has agreed to purchase goods or services from a sole-source or (B) pursuant to which any Acquired Company has continuing obligations or interests involving the payment of royalties, milestones or other amounts calculated based upon the revenues or income of such Acquired Company, in each case that is not terminable by the applicable Acquired Company without cost or penalty upon less than 30 days’ notice;

(xii)    for (A) the disposition of any significant portion of the assets or business of any Acquired Company, (B) the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), or (C) related to any disposition or acquisition that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);

(xiii)     relating to the research, development, supply, distribution, marketing, promotion, commercialization, manufacturing or license of any product or product candidate of any Acquired Company that is material to the business of any Acquired Company;

(xiv)    containing a standstill or similar obligation of any Acquired Company to a Third Party or of a Third Party to the Acquired Company that does not terminate in accordance with its terms in connection with the execution of this Agreement;

(xv)    (A) requires or permits any Acquired Company (or any successor), or an acquirer of any Acquired Company, to make any payment to another Person as a result of a change of control of the Company, (B) gives another Person a right to receive or elect to receive such payment or (C) is subject to modification or termination as a result of a change of control of any Acquired Company;

(xvi)    containing any agreement by any Acquired Company to indemnify any Person against any infringement, violation or misappropriation of the Intellectual Property rights of a Third Party, other than Contracts entered into in the ordinary course of business consistent with past practice;

(xvii)    with any Governmental Entity;

(xviii)    which would prohibit or materially delay the consummation of the Contemplated Transactions or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(xix)     that is a Company Inbound License or Company Outbound License; and

(xx)    that is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

(b)    Each Contract of the type described above in this Section 3.8(b), whether or not set forth in Section 3.8 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract”. Except Company Material Contracts that have expired or terminated by their terms with no continuing obligations thereunder, all of the Company Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by the Enforceability Exceptions. No Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Company Material Contract, and, no Acquired Company has received or given any notice of any violation or breach of, default under, or intention to cancel, terminate, adversely modify or not renew, any Company Material Contract. The Company has made available to Parent accurate and complete copies of all Company Material Contracts in effect as of the date hereof.

Section 3.9    Compliance; Permits; Restrictions.

(a)    The Company and its Subsidiaries are and, since January 1, 2017, have been in compliance in all material respects with all Laws applicable to the Acquired Companies, and, since January 1, 2017, have not received any written notice alleging any violation with respect to any applicable Laws.

(b)    Each of the current product candidates of the Acquired Companies is being, and at all times has been, developed, and has been since January 1, 2017, tested, manufactured, labeled, distributed and stored, as applicable, in compliance in all material respects with the FDC Act, as amended, and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”) and comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable. To the extent the foregoing representation and warranty is made with respect to activities conducted by Third Parties, such representation and warranty is made solely to the Knowledge of the Company.

(c)    The Company and its Subsidiaries are and, since January 1, 2017, have been in compliance in all material respects with all Healthcare Laws that are applicable to the Company and its Subsidiaries. The Company is not subject to any enforcement, regulatory or administrative proceedings relating to any Healthcare Laws, and to the Knowledge of the Company, no such proceeding has been threatened in writing.

(d)    No current employee of the Acquired Companies, nor to the Knowledge of the Company, any former employee or Third Party conducting or monitoring studies on behalf of the Company has been debarred by the FDA. To the Knowledge of the Company, the Company has not made any false statements to the FDA.

Section 3.10    Certain Business Practices. Each of the Acquired Companies is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any other U.S. or foreign Law concerning bribery or corrupt payments applicable to any Acquired Company. Since January 1, 2017, none of the Acquired Companies has, to the Knowledge of the Company, been investigated by any Governmental Entity with respect to, and none of the Acquired Companies has been given written notice by a Governmental Entity of, any violation by any of the Acquired Companies of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other U.S. or foreign Law concerning corrupt payments. None of the Acquired Companies nor any Company Associate authorized to act, and acting, on behalf of an Acquired Company has unlawfully paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything else of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Entity for the direct or indirect purpose of improperly influencing any act or decision of such Person or of the Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or controlled entity, and any known officer or employee of a public international organization, as well as any Person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Section 3.11    Tax Matters.

(a)    Each of the Company and its Subsidiaries (i) has filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are accurate and complete in all material respects and were prepared in substantial compliance with all applicable Laws, (ii) has paid all Taxes required to have been paid, whether or not shown as due on such Tax Returns and (iii) has not received written notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against the Company or any of its Subsidiaries.

(b)    Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. No issues relating to material Taxes of the Company or any of its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice) in either case that is still outstanding.

(c)    The Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(d)    There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(e)    Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers) or sharing agreement (other than an agreement with the Company or any of its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated U.S. federal income Tax Return. Neither the Company nor any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract, or otherwise, for any Tax of any Person other than the Company and its Subsidiaries.

(f)    Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(g)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)    Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations or any similar provision of state, local, or foreign law.

(i)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action nor to the Knowledge of the Company is there any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 3.12    Employee Matters; Benefit Plans

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent an accurate and complete copy of: (i) each plan document, including all amendments thereto, and all related trusts; (ii) the current summary plan description, including any material modifications; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; and (iv) all material notices or other non-routine material written correspondence regarding such Company Benefit Plan between a plan fiduciary, any Acquired Company, or any ERISA Affiliate and the IRS, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Entity.

(b)    None of the Acquired Companies nor any ERISA Affiliate thereof sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained, contributed or been obligated to contribute to, or incurred any liability with respect to: (i) any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) any health or other welfare arrangement that is self-insured. No Company Benefit Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(c)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is entitled to rely upon a favorable determination or opinion letter from the IRS. To the Knowledge of the Company, no event has occurred and no condition, facts or circumstances exist that would reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or Tax under ERISA, the Code or other applicable Laws. All assets of the Company Benefit Plans consist of cash or actively traded securities. No assets of any Company Benefit Plan consist of capital stock of the Company, other than with respect to the Company Equity Plans and ESPP.

(d)    (i) Each Company Benefit Plan has been established, operated, administered and maintained in compliance in all material respects with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code; (ii) no litigation has commenced with respect to any Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such litigation is threatened; (iii) there are no material governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Company Benefit Plan; and (iv) to the Knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any litigation, audits, investigations, actions, or claims against any Company Benefit Plan, any fiduciary with respect to a Company Benefit Plan or the assets of a Company Benefit Plan. Except as would not reasonably be expected to be material to the Acquired Companies, (i) none of the Acquired Companies have engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) and, to the Knowledge of the Company, no such prohibited transaction has occurred with respect to any Company Benefit Plan and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) that is an Acquired Company or a committee or employee of an Acquired Company, and, to the Knowledge of the Company, no fiduciary who is not an Acquired Company or a committee or employee of an Acquired Company, has breached such fiduciary’s fiduciary duty under ERISA with respect to a Company Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Benefit Plan.

(e)    Except as provided in Section 2.4, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of any Acquired Company, (ii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code) or (iii) result in the triggering or imposition of any restrictions or limitations on the rights of the Acquired Companies to amend or terminate any Company Benefit Plan. No Company Benefit Plan provides, and no Acquired Company has any obligation to provide, a tax “gross-up” or similar “make-whole” payment to any current or former employee, officer, director, or other service provider of any Acquired Company, and no such obligation will arise as a result of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions (either alone or together with any other event) or otherwise.

(f)    No Company Benefit Plan provides for, and none of the Acquired Companies has any obligation to provide, any post-retirement or post-termination health, life insurance or other welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law for which the individual pays for the full cost of coverage. Each Company Benefit Plan that is a health plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the Acquired Companies have offered all full-time employees the ability to elect minimum essential coverage that provides minimum value for themselves and their dependents in accordance with such Laws.

(g)    Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and in compliance in all material respects with the terms of such Company Benefit Plan.

(h)    No Company Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States, nor is any Company Benefit Plan maintained for the benefit of employees, officers, directors, consultants or other service providers located outside of the United States. No Acquired Company contributes to or has any obligation to contribute to any scheme, plan or arrangement mandated by a government other than the United States federal government. Except as set forth on Section 3.12(h) of the Company Disclosure Schedule, there has been no amendment to, or written interpretation of or announcement by any Acquired Company relating to, or change in employee participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ending prior to the Closing Date. For each Company Benefit Plan, all contributions, premiums and payments that have become due through the date hereof have been made within the time periods prescribed by the terms of such plan and applicable Laws.

Section 3.13    Labor Matters.

(a)    The Company has made available to Parent an accurate and complete list of each employee of the Acquired Companies as of the date hereof, together with each such person’s name, job title, date of hire, exempt classification status under the Fair Labor Standards Act, full-time or part-time status, immigration status, work location, annual base salary or wages, annual target incentive or bonus compensation with respect to such person for the current fiscal year, and accrued vacation. The Company has made available to Parent an accurate and complete list of each natural person who serves as an independent contractor or consultant of the Acquired Companies as of the date hereof or who served in such capacity within the prior 12 months, together with each such person’s name, description of services, consulting or contracting term and consulting or contracting fee. Independent contractors and consultants of the Acquired Companies are collectively referred to in this Agreement as “Contractors”.

(b)    The Acquired Companies are in compliance in all material respects with all applicable Law and Orders governing labor and employment, including those relating to wages, hours, benefits, worker classification, immigration, affirmative action, collective bargaining, discrimination, reductions in force, civil rights, paid sick leave, protected leave (including family, medical and parental leave), disability rights and accommodations, safety and health, workers’ compensation, and the collection and payment of withholding or Social Security Taxes and similar Taxes. The Acquired Companies have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, and severance of the employees of the Acquired Companies due to be paid through the Closing Date.

(c)    The employees of the Acquired Companies are not now, and have never been, represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies for the purpose of forming or joining a labor union or works council. There is no pending, and, to the Knowledge of the Company, there is no threatened strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies. To the Knowledge of the Company, each employee of the Acquired Companies is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the applicable Acquired Company or for any United States employer. Each Acquired Company has completed a Form I-9 (Employment Eligibility Verification) for each of its employees, and each such Form I-9 has since been updated to the extent required by applicable Laws and is accurate and complete in all material respects as of the date hereof. No Acquired Company is or has been a government contractor. All employees of the Acquired Companies are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by Laws of the United States or a state, county, or municipality in the United States.

(d)    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened between an Acquired Company, on the one hand, and any of its current or former employees, officers, directors or consultants, on the other, including with respect to (i) unpaid wages, bonuses, commissions, unpaid overtime, child labor, record keeping violations, wrongful discharge, retaliation, libel, or slander or (ii) any claim under the Fair Labor Standards Act, the Davis-Bacon Act of 1931, the Walsh-Healey Act of 1936 or the McNamara-O’Hara Service Contract Act of 1965, the 1964 Civil Rights Acts, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other federal labor or employment Law or comparable state fair employment practices act. No review, investigation or other proceeding by any Governmental Entity with respect to any current or former employee or independent contractor of the Acquired Companies is pending or, to the Knowledge of the Company, threatened.

(e)    None of the Acquired Companies has experienced a “plant closing” or “mass layoff” as defined in the WARN Act, and, except as set forth on Section 3.13(e) of the Company Disclosure Schedule, during the 90- day period preceding the date hereof, no employee of an Acquired Company has suffered an “employment loss,” with respect to such Acquired Company as defined in the WARN Act. The Acquired Companies have complied with all requirements under the WARN Act with respect to any “plant closing” or “mass layoff” as defined in the WARN Act, and have provided to Parent copies of all WARN notices issued within the prior 12 months, if any.

(f)    Each current Contractor can be terminated by the Acquired Companies within 30 days’ notice for any reason without any amounts being owed to such individual, other than with respect to compensation or payments accrued before the notice of termination. Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, the Acquired Companies have properly classified, pursuant to the Code and any other applicable Laws, all Contractors used by the Acquired Companies within the last 12 months; none of the Acquired Companies have or would reasonably be expected to have any liability for unpaid Taxes with respect to any Contractor within the last 12 months; and no Contractor within the last 12 months has or would reasonably be expected to have a claim for eligibility to participate in, or benefits under, any Company Benefit Plan if such individual is later reclassified as an employee of the Acquired Companies. None of the Acquired Companies have any “leased employees” within the meaning of Section 414(n) of the Code. To the Knowledge of the Company, no employee of the Acquired Companies or any current Contractor is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party (including any confidentiality or non-competition agreement) that in any way prohibits, adversely effects or restricts the performance of such employee’s or such Contractor’s duties to the Acquired Companies. Each current employee and current Contractor of the Acquired Companies and each former employee and former Contractor of the Acquired Companies has executed a binding and enforceable nondisclosure and assignment-of-rights agreement for the benefit of the Acquired Companies vesting all rights in work product created by the employee or Contractor during the employee’s employment or the Contractor’s affiliation with the Acquired Companies.

(g)    No written, or to the Knowledge of the Company, oral allegations of sexual harassment have been made against any officer or employee of the Acquired Companies. No Acquired Company has entered into any settlement agreement related to allegations of sexual harassment or misconduct by an officer or employee of the Acquired Companies.

(h)    The representations and warranties set forth in this Section 3.13 shall constitute the only representations and warranties of the Company with respect to labor matters.

Section 3.14    Environmental Matters. Except as would not reasonably be expected to result in a material liability: (i) each of the Acquired Companies is, and for the past five years has been, in compliance with all applicable Environmental Laws and possesses and is in compliance with all Environmental Permits; (ii) there are no, and for the past five years have not been any, Environmental Claims, requests for information, notices, administrative inquiries, or complaints pending or, to the Knowledge of the Company, threatened against the Acquired Companies; (iii) none of the Acquired Companies, and to the Knowledge of the Company, no other Person, has released any Hazardous Substance at, on, under or from any property currently or formerly owned or leased by the Acquired Companies in an amount or manner which would reasonably be expected to result in material liability to any Acquired Company under Environmental Law and (iv) there are no material liabilities of any Acquired Company of any kind whatsoever, whether accrued, retained, assumed, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, including liabilities arising by Contract or by operation of Law, and there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability. The Company has provided Parent with accurate and complete copies of all material reports relating to Environmental Law, Hazardous Substances, and occupational health and safety in its possession or reasonable control, including Phase I and Phase II reports, remedial and investigation reports, and industrial hygiene records and assessments. The representations and warranties set forth in this Section 3.14 shall constitute the only representations and warranties of the Company with respect to environmental matters.

Section 3.15    Insurance. Section 3.15 of the Company Disclosure Schedule sets forth an accurate and complete list of all material insurance policies of the Acquired Companies (including the names of the insurer and insured, the policy number, the amount of the premium and the period, type and amounts of coverage provided thereunder) as of the date hereof (the “Insurance Policies”), all of which are in full force and effect. None of the Acquired Companies has received any written communication notifying any Acquired Company of any (a) premature cancellation or invalidation of any Insurance Policy (except with respect to policies that have been replaced with similar policies), (b) written denial of any material claim under any Insurance Policy or (c) material increase in the amount of the premiums payable with respect to any Insurance Policy. As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company or under policies that were previously in effect. The Acquired Companies are in compliance in all material respects with all of its obligations under the Insurance Policies. None of the Acquired Companies is in material breach or default, and none of the Acquired Companies has taken any action or failed to take any action which, with notice or the lapse of time, would reasonably be expected to constitute such a breach or default under, or permit rescission or termination of, any of such Insurance Policies.

Section 3.16    Legal Proceedings; Orders.

(a)    There is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened in writing) against the Acquired Companies, or any of its present or former directors, officers or employees in their capacity as such, that would reasonably be expected to be material to the Acquired Companies, taken as a whole.

(b)    There is no material Order applicable to, imposed against, or binding upon the Acquired Companies.

(c)    There are no internal investigations or other internal inquiries conducted at the direction of the Company Board, and, to the Knowledge of the Company, there is no pending or threatened (in writing) investigation by any Governmental Entity, with respect to the Acquired Companies.

Section 3.17    Privacy and Data Security.

(a)    Each of the Acquired Companies is currently complying and has, since January 1, 2017 complied in all material respects with all applicable Privacy and Information Security Laws, including Laws relating to the privacy of Personal Information regarding clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers and pharmacists that interact with any of the Acquired Companies in connection with the operation of the Acquired Companies’ business. To the Knowledge of the Company, no investigations, claims or complaints are pending or have been threatened against the Acquired Companies by any Person regarding a violation of Privacy and Information Security Laws, and/or other information security policies. None of the Acquired Companies is a “covered entity” or “business associate” for purposes of HIPAA. The Acquired Companies have provided all requisite notices, obtained all required consents, and satisfied all other material requirements for their processing of Personal Information for the conduct of business as currently conducted and in connection with the consummation of the Contemplated Transactions.

(b)    The Acquired Companies have adopted reasonable and appropriate, organizational, physical, administrative and technical measures consistent with industry practices to protect Personal Information and protect against Security Incidents (as defined below). Without limitation to the generality of the foregoing, such measures are appropriate to protect the Personal Information collected, stored, or otherwise processed by or on behalf of the Acquired Companies, the confidential or proprietary information of or related to their businesses, and the Company IT Systems from unauthorized access, acquisition, interruption, alteration, modification, use or other processing, or any other compromise of their confidentiality, integrity or availability (any such incident a “Security Incident”). Except as expressly disclosed pursuant to Section 3.17 of the Company Disclosure Schedule, since January 1, 2017, none of the Acquired Companies (nor, to the Knowledge of the Company, any Third Parties acting on their behalf) have experienced any actual or alleged Security Incident, and none of the Acquired Companies (nor, to the Knowledge of the Company, any Third Parties acting on their behalf) have notified, or been required to notify, any person of any Security Incident or other event involving Personal Information that is in the custody, possession or control of any of the Acquired Companies. In addition, to the Knowledge of the Company, no individuals or Third Parties (including any threat actors described in Section 3.17 of the Company Disclosure Schedule) have ongoing unauthorized access to Company IT Systems, and to the Knowledge of the Company, none of the Acquired Companies or Company IT Systems have any information security vulnerabilities that would reasonably be expected to materially adversely impact the operation of relevant Company IT Systems or cause a Security Incident.

Section 3.18    Authority; Binding Nature of Agreement.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions, except for obtaining the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares voting to approve and adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary for the consummation of the Contemplated Transactions.

(b)    The Company Board (at a meeting duly called and held) has unanimously: (i) determined that this Agreement and the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions in accordance with the requirements of the DGCL, (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement at the Company Stockholders’ Meeting (the “Company Board Recommendation”) and (iv) to the extent necessary, adopted a resolution having the effect of causing the Merger, this Agreement and the Contemplated Transactions not to be subject to any Takeover Statute or similar Law that might otherwise apply to the Merger or any of the other Contemplated Transactions, which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.19    Takeover Statutes. Assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 4.11, the Company Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Section 203 of the DGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (together with Section 203 of the DGCL, “Takeover Statutes”) are applicable to this Agreement, the Voting Agreements, or the Contemplated Transactions.

Section 3.20    Non-Contravention; Consents.

(a)    Assuming compliance with the applicable provisions of the DGCL and the listing requirements of NASDAQ, the filing of the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the Merger (the “Form F-4”) (and the proxy statement to be filed with the SEC and sent to the Company’s stockholders in connection with the Merger (including any amendments or supplements thereto, the “Proxy Statement”)) and obtaining the Company Stockholder Approval, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions do not and will not: (i) result in a breach or violation of, or default under, any of the provisions of the Company Charter Documents or the comparable governing instruments of any of the other Acquired Companies; (ii) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations, or loss of rights pursuant to any Company Material Contract or the creation of any Encumbrance (other than Permitted Encumbrances) on any assets of any Acquired Company, in each case that would be binding upon any Acquired Company; or (iii) result in a breach or violation of any Law or Order applicable to any Acquired Company, except in each case in clauses (ii) and (iii), as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Except as may be required by the Exchange Act or Takeover Statutes, the DGCL, and the rules and regulations of NASDAQ, and assuming the filing of the Proxy Statement and obtaining the Company Stockholder Approval, neither the Company nor any of its Affiliates is required to give notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Person at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement, or the consummation by the Company of the Contemplated Transactions, except those that the failure to give, deliver, make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.21    Liabilities. Except as set forth on Section 3.21 of the Company Disclosure Schedule, the Acquired Companies have no liabilities or obligations, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for: (i) liabilities and obligations reflected on the balance sheet in the Company 10-Q (including any related notes); (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, and which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) liabilities and obligations incurred in connection with the Contemplated Transactions.

Section 3.22    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will not, on the date it is first mailed to the Company’s stockholders, or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein.

Section 3.23    Fairness Opinion. The Company Board has received the written opinion of Duff & Phelps, LLC to the effect that as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point, of view to the holders of Shares. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. The Company shall provide an accurate and complete copy of such opinion for informational purposes to Parent on or as soon as possible following the date of this Agreement.

Section 3.24    Financial Advisor. No agent, broker, finder, financial advisor or investment banker (other than Ondra Partners and Duff & Phelps, LLC) is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Acquired Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed with reasonable specificity in the Parent SEC Documents which are publicly available at least three business days prior to the date of this Agreement (other than information that is (i) contained solely in the risk factors sections of such Parent SEC Documents and (ii) in any forward-looking statements in such Parent SEC Documents that are of a nature that they speculate about future developments), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1    Due Organization; Subsidiaries.

(a)    Each of Parent and Merger Sub is a corporation that is (i) duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2    Organizational Documents. Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of Parent and Merger Sub, including all amendments thereto, as in effect on the date hereof. Parent and Merger Sub’s certificates of incorporation, bylaws or other charter and organizational documents so delivered are in full force and effect.

Section 4.3    Capitalization.

(a)    As of January 14, 2020, Parent’s share capital registered in the commercial register (Handelsregister) totals €232,304,250, which is divided into 232,304,250 registered shares (Namensaktien). All shares are shares with no par value (Stückaktien ohne Nennbetrag) with a notional amount attributable to each ordinary share of €1. Each issued ordinary share is fully paid. Under § 4(5) of Parent’s Articles of Association (Satzung), through August 18, 2024, the Parent’s Management Board is authorized to increase its share capital, on one or more occasions, by a total of up to €105,818,002 by issuing, on one or more occasions, up to 105,818,002 new, registered shares with no par value (Genehmigtes Kapital), in each case with the consent of Parent’s Supervisory Board. In addition, pursuant to § 4(6) of Parent’s Articles of Association, Parent’s share capital is conditionally increased by €21,874,806 through issuance of new, registered shares with no par value (Bedingtes Kapital ESOP 2017/2019), which conditional capital may only be used to issue shares to the holders of option rights granted under Parent’s Employee Stock Ownership Plan to members of the Parent’s Management Board and to certain of Parent’s employees. Pursuant to § 4(7) of Parent’s Articles of Association, Parent’s share capital is conditionally increased by €87,499,260 through issuance of new, registered shares with no par value (Bedingtes Kapital WSV 2019), which conditional capital may only be used to issue shares to the holders or creditors of option rights or conversion rights or if those under an obligation to convert under warrant-linked or convertible bonds avail of their option rights or conversion rights or where they are under an obligation to convert, to the extent they satisfy their obligation to convert, or to the extent that Parent exercises a right to choose to grant its shares, in whole or in part instead of paying a monetary amount due, and to the extent cash compensation is not granted in each relevant case or treasury shares or shares of another stock-listed company are not utilized for servicing.

Section 4.4    SEC Filings; Financial Statements.

(a)    All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC since October 9, 2019 (the “Parent SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed or furnished with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and NASDAQ (as the case may be) and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents; and (ii) none of the Parent SEC Documents contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), and each Parent SEC Document filed or furnished subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The financial statements (including any related notes or schedules thereto) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto applicable to Parent; and (ii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations, changes in equity and cash flows of Parent for the periods covered thereby.

Section 4.5    Absence of Changes. Since December 31, 2018 through the date hereof, to the Knowledge of Parent, there has not been any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6    Compliance; Permits; Restrictions.

(a)    Parent and its Subsidiaries are and, since January 1, 2017, have been in compliance in all material respects with all Laws applicable to Parent and its Subsidiaries, and, since January 1, 2017, have not received any written notice alleging any violation with respect to any applicable Laws.

(b)    Each of the current products and product candidates of Parent and its Subsidiaries is being, and at all times has been, developed, and has been since January 1, 2017, tested, manufactured, labeled, distributed and stored, as applicable, in compliance in all material respects with the laws of the applicable jurisdiction, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable. To the extent the foregoing representation and warranty is made with respect to activities conducted by Third Parties, such representation and warranty is made solely to the Knowledge of Parent.

(c)    Parent and its Subsidiaries are and, since January 1, 2017, have been in compliance in all material respects with all Healthcare Laws that are applicable to Parent and its Subsidiaries. Parent is not subject to any enforcement, regulatory or administrative proceedings relating to any Healthcare Laws, and to the Knowledge of Parent, no such proceeding has been threatened in writing.

(d)    No current employee of Parent and its Subsidiaries, nor to the Knowledge of Parent, any former employee or Third Party conducting or monitoring studies on behalf of the Parent or its Subsidiaries has been debarred by any Governmental Entity. To the Knowledge of Parent, Parent has not made any false statements to any Governmental Entity.

Section 4.7    Sufficiency of Funds. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Contemplated Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 4.8    Legal Proceedings; Orders.

(a)    There is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened in writing) against Parent or its Subsidiaries, or any of its present or former directors, officers or employees in their capacity as such, that would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(b)    There is no material Order applicable to, imposed against, or binding upon Parent or its Subsidiaries.

(c)    There are no internal investigations or other internal inquiries conducted at the direction of the Parent’s Management Board or Parent’s Supervisory Board, and, to the Knowledge of Parent, there is no pending or threatened (in writing) investigation by any Governmental Entity, with respect to Parent or its Subsidiaries.

Section 4.9    Authority; Binding Nature of Agreement.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, and subject to approval by the Parent’s Supervisory Board, to consummate the Contemplated Transactions. The execution, delivery and performance by Parent and Merger of this Agreement and the consummation by Parent and Merger Sub of the Contemplated Transactions, except for obtaining Parent’s Management Board and Parent’s Supervisory Board approval in respect of the Share Issuance, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The affirmative vote of the Parent’s Management Board and Parent’s Supervisory Board to approve the Share Issuance is the only vote necessary for the consummation of the Contemplated Transactions.

(b)    The Parent’s Management Board by resolutions duly adopted by a unanimous vote of all directors of Parent duly called and held and not subsequently rescinded or modified in any way has (A) determined that this Agreement and the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s stockholders, (B) approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and (C) directed that the Share Issuance by submitted to a formal resolutions of Parent’s Management Board and Parent’s Supervisory Board.

(c)    The Merger Sub Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, and the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (C) directed that this Agreement be submitted to a vote by Parent, and (D) resolved to recommend that Parent approve and adopt this Agreement.

Section 4.10    Non-Contravention; Consents.

(a)    Assuming compliance with the applicable provisions of the DGCL, and the listing requirements of NASDAQ, the filing of the Form F-4 (and the Proxy Statement) the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions do not and will not: (i) result in a breach or violation of, or default under, any of the provisions of the Parent Charter Documents or the comparable governing instruments of any of Parent’s Subsidiaries; (ii) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations, or loss of rights pursuant to any Parent material Contract or the creation of any Encumbrance (other than Permitted Encumbrances) on any assets of Parent or its Subsidiaries, in each case that would be binding upon Parent or any of its Subsidiaries; or (iii) result in a breach or violation of any Law or Order applicable to Parent or any of its Subsidiaries, except in each case in clauses (i), (ii) and (iii), as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Except (i) as may be required by the Exchange Act and Takeover Statutes, the DGCL, state securities and “blue sky” Laws, and the rules and regulations of NASDAQ, (ii) the registration of the capital increase with the Commercial Register for the Share Capital Increase, (iii) as contemplated by Section 6.8, and (iv) confirmation by the court-appointed accounting firm of the determination of adequacy of the contribution-in-kind, as required by Section 7.1(g), and assuming the filing of the Proxy Statement, neither Parent nor any of its Affiliates is required to give notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Person at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement, or the consummation by Parent of the Contemplated Transactions, except those that the failure to give, deliver, make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Acquired Companies or any of their Affiliates expressly for inclusion therein.

Section 4.12    Ownership of Shares. None of Parent, Merger Sub or any other Subsidiary of Parent is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.13    Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Parent is the sole stockholder and owns all of the interests of Merger Sub.

Section 4.14    Financial Advisor. No agent, broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.15    Reorganization. Neither Parent nor Merger Sub has taken or agreed to take any action nor to the Knowledge of Parent is there any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

ARTICLE V

CERTAIN COVENANTS OF THE PARTIES

Section 5.1    Access and Investigation. Subject to Section 6.1, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, the Acquired Companies shall, and shall use commercially reasonable efforts to cause their Representatives to: (a) provide Parent, Merger Sub and their respective Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; (b) provide Parent, Merger Sub and their respective Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies as Parent, Merger Sub and their respective Representatives may reasonably request; and (c) permit Parent and Merger Sub’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Acquired Companies responsible for the Acquired Companies’ financial statements and the internal controls of the Acquired Companies to discuss such matters as Parent or Merger Sub may deem necessary or appropriate in order to enable Parent and Merger Sub to satisfy their respective obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Notwithstanding the foregoing, the Acquired Companies may restrict the foregoing access to the extent that any Law applicable to the Acquired Companies requires the Acquired Companies to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access. The Acquired Companies and Parent and Merger Sub will each use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

Section 5.2    Conduct of the Parties.

(a)    Operation of the Company’s Business. During the Pre-Closing Period: except: (i) as required under this Agreement, (ii) with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed, solely with respect to Sections 5.2(a)(ix), (xvii), (xix) and (xxi) or (xxvii) as it relates to any of the foregoing actions described in clauses (ix), (xvii), (xix) and (xxi) of Section 5.2(a)) or (iii) as required by applicable Law or (iv) as set forth in Section 5.2(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to (A) conduct its business and operations in the ordinary course of business consistent with past practice, (B) use its commercially reasonable efforts to: (1) preserve intact its business organization and material assets, (2) keep available the services of its officers and employees who are integral to the operation of the business as presently conducted and as presently contemplated in the Company SEC Documents to be conducted, (3) maintain in effect all of its Governmental Authorizations, and (4) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company and (C) not, directly or indirectly:

(i)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock;

(ii)    redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock or any of its other securities;

(iii)    sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security of the Company, (B) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security of the Company, or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company, in each of clauses (A) through (C) other than: (x) the issuance of Shares upon the exercise of Company Options, pursuant to the terms of the award agreements that are outstanding on the date of this Agreement or in accordance with the terms of the ESPP, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement, and (y) grants or awards of Shares (including Company Restricted Stock and Company RSUs) or Company Options required to be made under the ESPP pursuant to the existing offering period in effect as of the date hereof or pursuant to the terms of existing employment or other written compensation agreements in effect as of the date of this Agreement and listed on Section 3.12(a) of the Company Disclosure Schedule;

(iv)    split, combine or reclassify its outstanding shares of capital stock of the Company or enter into any agreement with respect to voting of any of the capital stock of any of the Acquired Companies or any securities convertible into or exchangeable for such capital stock;

(v)    except (1) as contemplated by Section 6.2 or (2) to the extent required by applicable Law or as required pursuant to a Company Benefit Plan in effect prior to the date of this Agreement and set forth in Section 3.12(a) of the Company Disclosure Schedule, (A) (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable of any current or former employee, officer, director, consultant or other service provider of the Acquired Companies or (ii) grant or increase any severance, change of control, retention, termination or similar pay to any such individual; (B) enter into, establish, adopt, modify, amend or terminate any Company Benefit Plan (or any arrangement that would constitute a Company Benefit Plan if in effect on the date hereof); (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan; (D) terminate the employment or services of any employee, officer, director or consultant of any Acquired Company, other than terminations for cause in the ordinary course of business consistent with past practice; (E) hire, or engage any new employee, officer, director or consultant of any Acquired Company; (F) recognize any new union, works council or similar employee representative with respect to any employee of the Acquired Companies; or (G) implement or announce any plant closing or employee layoff that would or would reasonably be expected to implicate the WARN Act;

(vi)    commence any offering or offering period under the ESPP or extend any offering period under the ESPP in effect as of the date hereof;

(vii)    amend, modify, waive, rescind or otherwise change any provision of or permit the adoption of any amendment to the Company Charter Documents;

(viii)    incur or assume any long-term or short-term Indebtedness except in respect of Indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(ix)    make any capital expenditures in an amount in excess of $100,000 individually or $250,000 in the aggregate;

(x)    acquire, lease, license or sublicense any right or other asset, including Intellectual Property, or any securities, interests or businesses from any other Person or sell, assign, abandon, permit to lapse or otherwise transfer or dispose of, incur any Encumbrance on, or lease, license or sublicense, any right or other asset, including Intellectual Property, or any securities, interests or businesses to any other Person, or waive or relinquish, abandon, allow to lapse or encumber (except for any Permitted Encumbrance) any right or asset, including Intellectual Property, or any securities, interests or businesses, in each case of the foregoing, other than sales of inventory or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice;

(xi)    change any of its methods of accounting or accounting practices in any material respect unless required by GAAP or applicable Law, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise expressly disclosed in the Company SEC Documents filed prior to the date of this Agreement;

(xii)    enter into any collective bargaining, agreement to form a work council or other union or similar agreement or commit to enter into any such agreements;

(xiii)    issue or forgive any loans, advances or capital contributions to any other Person; other than routine travel, relocation and business advances to employees in the ordinary course of business consistent with past practice;

(xiv)    enter into any transactions or Contracts with any Affiliates or other Persons that would be required to be disclosed by the Company under Item 404 or Regulation S-K of the SEC;

(xv)    form any Subsidiary;

(xvi)    merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than this Agreement and the Merger);

(xvii)    settle or compromise any material Tax liability, agree to any extension or waiver regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns or make any material election with respect to its Taxes, in each case other than in the ordinary course of business consistent with past practice or in compliance with applicable Law (including Tax Laws);

(xviii)    write up, write down, or write off the book value of any assets, except in accordance with GAAP consistently applied;

(xix)    compromise, settle, or offer or propose to settle, any Legal Proceeding or other claim (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice that involve the payment of monetary damages in aggregate not in excess of $50,000 and do not (A) include any other obligation to be performed by, or limitation upon, the Acquired Companies, Parent, Merger Sub or their Affiliates that is material to the Acquired Companies, Parent, Merger Sub or their Affiliates; or (B) result in any (1) imposition of equitable relief on, or the admission of wrongdoing by, any Acquired Company or (2) actual or potential violation of any criminal Law);

(xx)    initiate or settle any disputes related to any Company Registered IP or any Third Party Intellectual Property or Intellectual Property rights;

(xxi)    (A) terminate, cancel, assign, renew or agree to any material amendment of, change in, or waiver under, any Company Material Contract, (B) enter into any Contract that, if existing on the date of this Agreement, would be a Company Material Contract or (C) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Company Material Contract;

(xxii)    convene any regular or special meeting (or any adjournment or postponement thereof) of the Company’s stockholders other than the Company Stockholders’ Meeting;

(xxiii)    fail to keep in full force and effect the Insurance Policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Acquired Companies as are currently in effect;

(xxiv)    take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Contemplated Transactions;

(xxv)    implement or announce any material employee layoffs;

(xxvi)    (1) commence any clinical study of which Parent has not been informed prior to the date of this Agreement, (2) unless mandated by any Governmental Entity or necessary to protect the health and well-being of clinical study subjects, discontinue, terminate or suspend any ongoing clinical study or (3) discontinue, terminate or suspend any ongoing IND-enabling preclinical study without first consulting Parent in good faith; or

(xxvii)    agree, resolve or commit to take any of the foregoing actions described in clauses (i) through (xxvi) of this Section 5.2(a).

Notwithstanding the foregoing, (i) nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time and (ii) nothing in this Section 5.2(a) shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Acquired Companies.

(b)    Operation of Parent’s Business. During the Pre-Closing Period: except: (i) as required under this Agreement, (ii) with the written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Law, Parent shall use its commercially reasonable efforts to not, directly or indirectly:

(i)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock;

(ii)    amend, or propose or agree to amend, Parent’s or its Subsidiaries’ certificate of incorporation or bylaws in any manner that would adversely affect the consummation of the Merger or affect the holders of Shares whose shares are converted into Parent ADSs at the Effective Time in a manner different from holders of Parent ADSs prior to the Effective Time;

(iii)    take or omit to take any action to cause the Parent ADSs to cease to be eligible for listing on NASDAQ; or

(iv)    agree, resolve or commit to take any of the foregoing actions described in clauses (i) through (iii) of this Section 5.2(b).

Section 5.3    Unsolicited Proposals.

(a)    Subject to Section 5.4(b) and except as permitted by this Section 5.3, during the Pre-Closing Period:

(i)    the Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company authorize or knowingly permit any of its Representatives or any of its Subsidiaries’ Representatives to, directly or indirectly (other than with respect to the Contemplated Transactions), (A) solicit, initiate, propose, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or data or provide to any Third Party access to the businesses, properties, assets, books or records, or personnel of the Company or any of its Subsidiaries, in each case with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract), (D) approve, endorse or recommend any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal, (E) enter into any letter of intent, agreement, contract, commitment or agreement in principle (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or that could otherwise materially impede the ability of Parent and Merger Sub to consummate the Contemplated Transactions or (F) propose, resolve or agree to do any of the foregoing; and

(ii)    the Company shall, and shall cause its Subsidiaries to, and shall direct its and their respective Representatives to, (A) immediately cease and terminate any existing solicitations, encouragements, facilitations, discussions or negotiations with any Third Party, theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal, or that would reasonably be expected to lead to an Acquisition Proposal and (B) promptly following the date hereof terminate any physical or electronic data room access and use commercially reasonable efforts to cause all non-public information previously provided by or on behalf of it or any of its Subsidiaries to any such Third Party or Representative to be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement.

(b)    Notwithstanding anything to the contrary contained in this Agreement, if, at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, (i) the Company receives an unsolicited written bona fide Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a breach of this Section 5.3 or Section 5.4 and (iii) the Company Board, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and that the failure to take the actions described in clauses (A) and (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party); provided, however, that the Company (1) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will concurrently provide to Parent any information concerning the Company or its Subsidiaries provided to such Third Party which was not previously provided to Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (x) following the receipt of an unsolicited written bona fide Acquisition Proposal from a Third Party, contact such Third Party solely in order to clarify and understand the terms and conditions of such Acquisition Proposal made by such Third Party in order to permit the Company Board to determine in good faith, after consultation with its financial advisor and outside legal counsel, whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) direct any Persons to this Agreement, including the specific provisions of this Section 5.3.

(c)    The Company shall as promptly as practicable (and in any event within 48 hours) notify Parent, orally and in writing, of the Company’s receipt of any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, which notification shall include a copy of the applicable written Acquisition Proposal, inquiry, proposal or offer (or, if oral, the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer) and the identity of the Third Party making such Acquisition Proposal, inquiry, proposal or offer. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation (which shall include any proposals or offers) relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal, inquiry, proposal or offer and the Company (or its Representatives) within 48 hours after receipt thereof.

(d)    The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party, other than to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 5.4    Adverse Recommendation Change.

(a)    Subject to Section 5.4(b) and Section 5.4(c), the Company Board shall not effect a Company Adverse Recommendation Change.

(b)    Notwithstanding anything in this Agreement to the contrary, including Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, make a Company Adverse Recommendation Change; provided, however, that the Company Board may not effect a Company Adverse Recommendation Change pursuant to this Section 5.4(b) unless:

(i)    the Company shall have provided at least four business days’ prior written notice to Parent advising Parent that the Company Board intends to make a Company Adverse Recommendation Change (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of two business days, and compliance with this Section 5.4(b) with respect to such new notice);

(ii)    during such four business day notice period as provided in Section 5.4(b)(i) (or two business day notice period following an amended Superior Proposal as provided in Section 5.4(b)(i)), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to maintain the Company Board Recommendation; and

(iii)    taking into account all adjustments to the terms of this Agreement that may be irrevocably offered in writing by Parent pursuant to this Section 5.4(b) as described above, the Company Board (no earlier than the end of the four business day notice period as provided in Section 5.4(b)(i) (or two business day period, if following an amended Superior Proposal as provided in Section 5.4(b)(i))) determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal and the failure to effect a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

Nothing in this Section 5.4(b) shall be deemed to modify or otherwise affect the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Shares and to seek the Company Stockholder Approval at the Company Stockholders’ Meeting in accordance with Section 5.6.

(c)    Notwithstanding anything in this Agreement to the contrary, including Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company Board may take any of the actions described in clauses (a), (b) or (e) of the definition of “Company Adverse Recommendation Change,” following the occurrence of an Intervening Event, if the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board may not effect a Company Adverse Recommendation Change pursuant to this Section 5.4(c) unless:

(i)    the Company shall have provided prior written notice of at least four business days to Parent advising Parent that the Company Board intends to effect such a Company Adverse Recommendation Change and specifying the material facts underlying the determination by the Company Board that an Intervening Event has occurred and the reason for such Company Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”) (it being understood and agreed that any material change to the facts and circumstances relating to an Intervening Event shall require a new Notice of Intervening Event, which shall require a new notice period of two business days, and compliance with this Section 5.4(c) with respect to such new notice);

(ii)    during such four business day notice period as provided in Section 5.4(c)(i) (or two business day notice period following an amended Notice of Intervening Event as provided in Section 5.4(c)(i)), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to maintain the Company Board Recommendation; and

(iii)    taking into account all adjustments to the terms of this Agreement that may be irrevocably offered in writing by Parent pursuant to this Section 5.4(c) as described above, the Company Board (no earlier than the end of the four business day notice period as provided in Section 5.4(c)(i) (or two business day period, if following an amended Notice of Intervening Event as provided in Section 5.4(c)(i))) determines in good faith after consultation with its financial advisor and outside legal counsel that the failure to effect such a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(d)    Nothing contained in Section 5.3 or this Section 5.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 promulgated under the Exchange Act; provided that any such disclosure shall be deemed to constitute a Company Adverse Recommendation Change if the Company fails to expressly and publicly reaffirm the Company Board Recommendation in such disclosure or similar communication. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” communication pursuant to Rule 14d-9 of the Exchange Act (or similar statement pursuant to any requirement of applicable Law), without more, constitute a Company Adverse Recommendation Change.

Section 5.5    Preparation of Proxy Statement and Form F-4.

(a)    In connection with the Company Stockholders’ Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form F-4 (which shall include a prospectus with respect to the Parent ADSs issuable in the Merger and the Proxy Statement to be sent to the stockholders of the Company). The Company and Parent shall each use its reasonable best efforts to: (i) cause the Form F-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form F-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form F-4 effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Form F-4 has become effective or any supplement or amendment to the Form F-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction. The Company shall use its reasonable best efforts to: (A) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act and (B) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent ADSs in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(b)    Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form F-4 or the Proxy Statement. Each of Parent and the Company shall promptly correct any information provided by it for use in the Form F-4 or the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company shall take all steps necessary to amend or supplement the Form F-4 or the Proxy Statement, as applicable, and to cause the Form F-4 or Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law.

(c)    Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC or its staff with respect to the Form F-4 or the Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Form F-4 or the Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.4) or the dissemination thereof to the holders of Shares, or responding to any comments of the SEC with respect to the Form F-4 or Proxy Statement, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form F-4, Proxy Statement, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

Section 5.6    Company Stockholders’ Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders’ Meeting as soon as reasonably practicable after the Form F-4 is declared effective, and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Shares in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.4, the Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.4, the Company shall use reasonable best efforts to: (a) solicit from the holders of Shares proxies in favor of the adoption of this Agreement and approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Shares required by applicable Law to obtain such approval. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested Parent or Merger Sub. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent (other than: (i) in order to obtain a quorum of its stockholders; (ii) as reasonably determined by the Company to comply with applicable Law) or (iii) after consultation with Parent and outside legal counsel, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Company Stockholders’ Meeting. The Company shall use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Shares at the Company Stockholders’ Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders’ Meeting; provided, that such obligation shall not be affected by the commencement, proposal, disclosure, announcement, submission or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

Section 5.7    Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1    Filings, Approvals and Cooperation.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable (including making any requisite filings or giving any requisite notices) under applicable Laws to consummate and make effective the Contemplated Transactions as expeditiously as practicable and to ensure that the conditions set forth in Article VII are satisfied, insofar as such matters are within the control of any of them. Without limiting the generality of the foregoing and subject to Section 5.1, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

(b)    In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to consummate the Contemplated Transactions.

(c)    Other than in connection with the matters contemplated by Section 5.5, interactions between any of the parties with any Governmental Entity in the ordinary course of business or following initial engagement by a Governmental Entity with any of the parties relating to the Contemplated Transactions, any contact by a party with any Governmental Entity or the staff or regulators of any Governmental Entity relating to the Contemplated Transactions shall only be made with the prior written consent of the other parties. Subject to the limitations of applicable Law and the instructions of any Governmental Entity (and other than in connection with the matters contemplated by Section 5.5, interactions between the Company or Parent and any Governmental Entity in the ordinary course of business, or any disclosure containing confidential information), (i) the parties shall promptly inform the other parties of any material communication received from any Governmental Entity regarding the Contemplated Transactions and (ii) each party shall, to the extent reasonably practicable, provide the other parties with the opportunity to (A) participate in any appearance, meeting and material discussion with, and (B) review and comment on (which comments shall be considered in good faith by the other parties) any presentation, memoranda, brief, filing, proposal or other material communication to, any Governmental Entity or the staff or regulators of any Governmental Entity regarding the Contemplated Transactions.

Section 6.2    Employee Compensation and Benefits. For a period commencing upon the Effective Time and continuing through the first anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Acquired Companies who continues to be employed by Parent or the Surviving Corporation (or any Subsidiary thereof) following the Effective Time (the “Continuing Employees”): (i) total cash compensation (including base salary or base hourly rate, as applicable, and bonus opportunities that are at least equal to the cash compensation (excluding equity-based compensation and retention benefits)) provided to such Continuing Employees immediately prior to the Effective Time and (ii) retirement benefits and health and welfare benefits at levels which are, in the aggregate, substantially comparable in the aggregate to those benefits received by such Continuing Employees immediately prior to the Effective Time (excluding any defined benefit retirement benefits or post-employment welfare benefits). Without limiting the foregoing:

(a)    With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Subsidiaries to, as applicable, assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the written policies of the applicable Acquired Company.

(b)    Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health benefit plans to the extent that they were eligible to participate in such plans prior to the Closing; provided, however, that (i) nothing in this Section 6.2 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health benefit plan, then (upon expiration of any appropriate transition period) Parent shall use reasonable best efforts to cause the Continuing Employees to be eligible to participate in the corresponding Parent Benefit Plan to substantially the same extent as similarly situated employees of Parent (taking into account job location). To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any benefit plan of Parent and/or the Surviving Corporation, then Parent shall cause such benefit plan to (to the extent that it would not result in any duplication of benefits), for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Acquired Companies to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company.

(c)    With respect to all employees, the Acquired Companies shall be responsible for providing any notices required to be given, which notices shall be in a form that is compliant with applicable regulations and subject to advance review and approval of Parent (such approval not to be unreasonably withheld) and otherwise complying with the WARN Act caused by the Acquired Companies prior to the Effective Time. If Parent determines that an event would trigger WARN obligations after the Effective Time, Parent shall be responsible for providing notices to all employees as are required to be provided notice under the WARN Act in a form that is compliant with applicable regulations. On the Closing Date, the Company shall provide Parent with a list of employees of the Acquired Companies who have suffered an “employment loss” (as defined in the WARN Act) in the ninety days preceding the Closing Date, each identified by date of employment loss, employing entity and work location.

(d)    Nothing in this Section 6.2 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular employee benefit or retirement plan, including any Company Benefit Plan or Parent Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans (or any Company Benefit Plan following the Effective Time) in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment or (iv) create any third-party beneficiary rights in any employee of the Acquired Companies or the Surviving Corporation, any beneficiary or dependent thereof, or any collective bargaining representative thereof, including with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.

(e)    From and after the Closing Date, Parent shall cause the Surviving Corporation to honor, in accordance with its terms, each existing (as of the date hereof) employment, change in control, retention or severance agreement and certain other obligations, in each case as set forth in Section 6.2(e) of the Company Disclosure Schedule.

Section 6.3    Certain Tax Matters

(a)    The Company, Merger Sub and Parent shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that which would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(b)    The Company, Merger Sub and Parent shall treat, and shall not take any Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)    The parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Goodwin Procter LLP (“Company’s Counsel”), in form and substance reasonably acceptable to Parent, dated as of the Closing (the “Company Counsel’s Opinion”), and Parent to obtain the opinion of Covington & Burling LLP (“Parent’s Counsel”), in form and substance reasonably acceptable to the Company, dated as of the Closing (the “Parent Counsel’s Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the Merger will qualify for the Intended Tax Treatment. The issuance of each of the Company Counsel’s Opinion and Parent Counsel’s Opinion shall be conditioned upon the receipt by each counsel of customary representation letters from each of the Company and Merger Sub, on the one hand, and Parent, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

Section 6.4    Indemnification of Officers and Directors.

(a)    For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.4(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such Persons currently covered by such policies with coverage for an aggregate period of six years from the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Contemplated Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)    From and after the Effective Time, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) for any and all costs and reasonable expenses (including fees and reasonable expenses of legal counsel, which shall be advanced as they are incurred, provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.4(b)), judgments, fines, penalties or liabilities (including amounts paid in settlements or compromises) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any Legal Proceeding (whether civil or criminal, and including any proceeding before any administrative or legislative body or agency) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as director, officer, employee, agent, trustee or fiduciary at the request of the Company or any Subsidiary of the Company (including in any capacity with respect to any employee benefit plan), in each of clause (A) or (B) whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the Contemplated Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (x) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Party as of the date of this Agreement; and (y) any indemnification provision (including advancement of reasonable expenses) and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement. Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 6.4. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of reasonable expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

(d)    The provisions of this Section 6.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be Third Party beneficiaries of this Section 6.4).

Section 6.5    Transaction Litigation. The Company shall (i) as promptly as reasonably practicable (and in any event within two business days) notify Parent in writing of any Transaction Litigation and thereafter keep Parent informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information related to such Transaction Litigation as such Persons may reasonably request), (ii) give Parent the opportunity to participate in the defense of any Transaction Litigation, (iii) give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Transaction Litigation (and the Company will give reasonable consideration to such comments) and (iv) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement with respect to any such Transaction Litigation without the prior written consent of Parent, which such consent shall not be unreasonably withheld, conditioned or delayed. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 6.6    Disclosure. During the Pre-Closing Period, Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, delayed or conditioned, except as such release or announcement may be required by applicable Law, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, (i) neither the Company nor Parent will be obligated to engage in such consultation with respect to communications that are principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party) and (ii) the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to a Company Adverse Recommendation Change effected in accordance with Section 5.4 or with respect to the receipt and consideration of any Acquisition Proposal.

Section 6.7    Takeover Laws; Advice of Changes.

(a)    If any Takeover Statute may become, or may purport to be, applicable to the Contemplated Transactions, each of Parent and the Company and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Statute on any of the Contemplated Transactions.

(b)    Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has, (x) with respect to the Company, had or would reasonably be expected to result in any Company Material Adverse Effect and (y) with respect to Parent or Merger Sub, had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the End Date.

Section 6.8    Section 16 Matters. Promptly after the date hereof and prior to the Effective Time, the board of directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall take all such actions within its control as may be necessary or appropriate to cause any dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the Contemplated Transactions by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9    Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by (i) the letter agreement, dated as of December 3, 2019, between Parent and the Company and (ii) the Confidentiality Agreement, dated as of January 3, 2020, between Parent and the Company ((i) and (ii) collectively the “Confidentiality Agreements”). All information provided by or on behalf of the Company or its Subsidiaries, on the one hand, and Parent, on the other hand, pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreements.

Section 6.10    Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date. The Company shall cause the Shares not to be delisted from NASDAQ prior to the Effective Time.

Section 6.11

Listing of Parent ADSs. Parent shall use its reasonable best efforts to cause the Parent ADSs to be issued as part of the Merger Consideration to be listed on NASDAQ, subject to official notice of issuance.

Section 6.12    License Agreements. Parent agrees that, prior to Closing, Parent, its affiliates and agents will cease their participation in any opposition or appeal of the grant of any letters patent within the Company Registered IP in any legal or administrative proceedings, including, without limitation, in a court of law, before the United States Patent and Trademark Office, before the European Patent Office, or any other agency or tribunal in any jurisdiction, or in arbitration, that have been filed or are ongoing at any time prior to Closing, including, without limitation, reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, pre-issuance submission, third party submission, derivation proceeding or declaratory judgment action.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by such party):

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    Statutes. No Law shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction and remain in effect that precludes, restrains, enjoins or prohibits the consummation of the Merger.

(c)    Injunctions. There shall be no Order (whether temporary, preliminary or permanent) of a Governmental Entity or a court of competent jurisdiction in effect precluding, restraining, enjoining, prohibiting, suspending or making illegal the consummation of the Merger.

(d)    Form F-4. The Form F-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and remain in effect, and no proceeding for that purpose shall have been initiated by the SEC and not subsequently withdrawn.

(e)    Listing of Parent ADSs. The Parent ADSs to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f)    Determination of Adequacy. A draft of the determination of adequacy of the contribution-in-kind by the court-appointed accounting firm as provided for in Section 2.2(i)(B) shall confirm such adequacy.

Section 7.2

Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein), other than the representations and warranties set forth in clauses (ii) and (iii) of this Section 7.2(a), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.3(a) (Capitalization) shall be true and correct in all respects (except to a de minimis extent) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time and (iii) the representations and warranties set forth in Section 3.1(a) (Due Organization), Section 3.5(i) (Absence of Changes), Section 3.18 (Authority; Binding Nature of Agreement), Section 3.19 (Takeover Statutes), Section 3.23 (Fairness Opinion) and Section 3.24 (Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of the obligations, agreements and covenants contained in this Agreement to be performed or complied with by the Company at or prior to the Closing pursuant to the terms of this Agreement.

(c)     Closing Certificate. Parent shall have received a certificate signed by an authorized executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)    FIRPTA Certificate. On or no more than 30 days prior to the Closing Date, the Company shall deliver to Parent a certificate (in form and substance reasonably satisfactory to Parent) pursuant to Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)    Tax Opinion. Parent shall have received the Parent Counsel’s Opinion dated as of the Closing Date and addressed to Parent (or if Parent’s Counsel is unable to issue such an opinion, either Company’s Counsel or another nationally recognized law firm proposed by the Company that is reasonably acceptable to Parent) (“Parent’s Replacement Counsel”). The condition set forth in this Section 7.2(f) shall not be waivable by Parent after receipt of the Company Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure.

Section 7.3    Additional Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein), other than the representations and warranties set forth in clauses (ii) and (iii) of this Section 7.3(a), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) the representations and warranties set forth in Section 4.3(a) (Capitalization) shall be true and correct in all respects (except to a de minimis extent) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time, and (iii) the representations and warranties set forth in Section 4.1 (Due Organization; Subsidiaries), Section 4.4 (SEC Filings; Financial Statements), Section 4.5 (Absence of Changes), Section 4.9 (Authority; Binding Nature of Agreement), and Section 4.14 (Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b)    Performance of Obligations of Parent. Parent and Merger Sub each shall have performed or complied in all material respects with all of the obligations, agreements and covenants contained in this Agreement to be performed or complied with by Parent and Merger Sub, respectively, at or prior to the Closing pursuant to the terms of this Agreement.

(c)    Closing Certificate. The Company shall have received a certificate signed by an authorized executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)    Tax Opinion. The Company shall have received the Company Counsel’s Opinion dated as of the Closing Date and addressed to the Company (or if Company’s Counsel is unable to issue such an opinion, either Parent’s Counsel or another nationally recognized law firm proposed by Parent that is reasonably acceptable to the Company (“Company’s Replacement Counsel”)). The condition set forth in this Section 7.3(e) shall not be waivable by the Company after receipt of the Company Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure.

ARTICLE VIII

TERMINATION

Section 8.1    Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Company Stockholder Approval) by the mutual written consent of Parent and the Company.

Section 8.2    Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Company Stockholder Approval):

(a)    if the Merger has not been consummated by 11:59 p.m. Eastern time on October 15, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)    if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Contemplated Transactions and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)    if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders’ Meeting and the Company Stockholder Approval shall not have been obtained at such meeting (unless such Company Stockholders’ Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 8.3    Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)    (i) if a Company Adverse Recommendation Change shall have occurred or (ii) the Company shall have materially breached its obligations under Section 5.3 or Section 5.4; or

(b)    if there shall have been a breach by the Company of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date, or if curable prior to the End Date, has not been cured within the earlier of (i) 30 calendar days after the receipt of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.3(b) and (ii) three business days before the End Date.

Section 8.4    Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time: if there shall have been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date, or if curable prior to the End Date, has not been cured within the earlier of (i) 30 calendar days after the receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4 and (ii) three business days before the End Date.

Section 8.5    Notice of Termination; Effect of Termination(a). The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other party or at such date as specified in such termination notice. If this Agreement is terminated pursuant to Article VIII, this Agreement shall be of no further force or effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of this Section 8.5, Section 6.9, Section 8.6, Article IX and the applicable definitions in Exhibit A or elsewhere in this Agreement shall survive any termination hereof pursuant to this Article VIII. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its knowing or intentional material breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud; provided, however, that the failure of any party to consummate the Merger by the time specified in Section 1.1 (b) after all conditions (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived shall constitute an intentional material breach by such party, and such party shall be liable to the other parties for such breach as provided herein notwithstanding any termination of this Agreement. The Confidentiality Agreements shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 8.6    Fees and Expenses Following Termination.

(a)    If this Agreement is terminated by Parent pursuant to Section 8.3(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two business days after such termination, the Termination Fee.

(b)    If (i) this Agreement is terminated by (A) Parent pursuant to Section 8.3(b) or (B) Parent or the Company pursuant to
Section 8.2(c), (ii) an Acquisition Proposal is made or communicated to the Company or is publicly disclosed and not withdrawn, (x) before such termination, in the case of a termination pursuant to Section 8.3(b) or (y) before the Company Stockholders’ Meeting, in the case of a termination pursuant to Section 8.2(c), and (iii) during the period commencing as of immediately following the date of this Agreement and ending within twelve months after the date of such termination, the Company consummates an Acquisition Proposal or enters into a definitive agreement in respect of an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether during such twelve month period or thereafter), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), substantially concurrently with the consummation of the Acquisition Proposal, the Termination Fee (it being understood for all purposes of this Section 8.6(b), all references in the definition of Acquisition Proposal to “15% or more” shall be deemed to be references to “more than 50%” instead).

(c)    In the event that Parent receives full payment of the Termination Fee pursuant to Section 8.6, the receipt of such Termination Fee shall be deemed to be liquated damages for any and all losses or damages suffered or incurred by Parent and any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and, except in the case of the Company’s fraud, (i) the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and (ii) except as provided in Section 9.6 hereof, none of Parent and its respective Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination (other than equitable relief to require payment of such Termination Fee). For the avoidance of doubt, any payment of the Termination Fee made by the Company under this Section 8.6 shall be payable only once with respect to this Section 8.6 and not in duplication, even though such payment may be payable under one or more provisions hereof.

(d)    The parties acknowledge and hereby agree that the provisions of this Section 8.6 are an integral part of the Contemplated Transactions, and that, without such provisions, the parties would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.6, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment, the Company shall pay to Parent the reasonable costs and expenses (including Parent’s reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(e)    Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the party incurring such expenses.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1    Amendment. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Shares without such approval.

Section 9.2    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

Section 9.4    Entire Agreement; No Reliance; Counterparts.

(a)    This Agreement, the Voting Agreements and the Confidentiality Agreements and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreements shall not be superseded and shall remain in full force and effect pursuant to their respective terms.

(b)    Each party hereto agrees that, except for the representations and warranties contained in Article III (including the Company Disclosure Schedule), and Article IV of this Agreement, or contained in any certificate required to be delivered by a party pursuant to this Agreement, neither the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the Contemplated Transactions, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each party agrees that none of the other parties makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the future business, operations or affairs of such other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to the other parties, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to such other parties, including the information in the electronic data room of such party, with respect to such party or any of its Subsidiaries or the business, operations or affairs of such party or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by such party in this Agreement.

(c)    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission (including PDF or similar format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.5    Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in New Castle County, Delaware (or, if (and only if) the Court of Chancery of the State of Delaware shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware) and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action, or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions other than in any such court, and (iii) agrees that a final judgment in any such suit, action, or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.5(a) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.6    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that, prior to valid termination of this Agreement in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction as set forth in Section 9.5 and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.6, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.6 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.6 shall require any party hereto to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 9.6 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.6 or anything set forth in this Section 9.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time.

Section 9.7    Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign any of their rights and obligations hereunder to (i) one or more of their Affiliates at any time (including any Person who acquires control of Parent at any time following the date of this Agreement) and (ii) after the Effective Time, to any Person; provided, further, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 9.8    Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except, after the Effective Time, for the provisions of Article II concerning payment of the Merger Consideration and Section 6.4, which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein.

Section 9.9    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth business day after dispatch by registered or certified mail, (iii) on the next business day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent or Merger Sub:

BioNTech SE

An der Goldgrube 12

55131 Mainz

Germany

Attention: James Ryan, Vice President, Legal and IP

Facsimile No. 49 6131 9084-390

Email: legal@biontech.de

with a copy to (which shall not constitute notice):

Covington & Burling LLP

265 Strand

London WC2R 1BH

Attention: Paul Claydon

Facsimile No. 44-20-7025-0875

Email: pclaydon@cov.com

and

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Jack S. Bodner

Facsimile No. 646-441-9079

Email: jbodner@cov.com

if to the Company:

Neon Therapeutics, Inc.

40 Erie Street, Suite 110

Cambridge, MA 02139

Attention: Jolie M. Siegel, VP, General Counsel and Secretary

Email: jsiegel@neontherapeutics.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Mitchell S. Bloom

            James A. Matarese

            Lillian Kim

Facsimile No.: (617) 523-1231

E-Mail:       mbloom@goodwinlaw.com;

        jmatarese@goodwinlaw.com; and

        lkim@goodwinlaw.com

Section 9.10    Cooperation. The Company agrees to reasonably cooperate with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement, in each case to the extent not inconsistent with any other provision of this Agreement.

Section 9.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.

Section 9.12    Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement and the Contemplated Transactions.

Section 9.13    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)    The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual data room set up by the providing party in connection with this Agreement at least 24 hours prior to the date hereof.

(f)    The term “party” or “parties” shall refer to a party hereto or parties hereto, as applicable, unless the context otherwise requires.

(g)    The bold-faced or underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Neon Therapeutics, Inc.

By:	/s/ Hugh O’Dowd
Name:	Hugh O’Dowd
Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BioNTech SE

By:	/s/ Dr. Sierk Poetting
Name:	Dr. Sierk Poetting
Title:	Managing Director

By:	/s/ Sean Marett
Name:	Sean Marett
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Endor Lights, Inc.

By:	/s/ Sean Marett
Name:	Sean Marett
Title:	Director

By:	/s/ Dr. Sierk Poetting
Name:	Dr. Sierk Poetting
Title:	Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (a) containing terms not less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement and (b) that does not prohibit the Company from providing any information to Parent in accordance with Section 5.3 or Section 5.4 or otherwise prohibit the Company from complying with its obligations in Section 5.3 or Section 5.4. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a potential acquisition of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement.

“Acquired Company” means the Company and its Subsidiary, collectively.

“Acquisition Proposal” means with respect to the Company, any offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, asset acquisitions, business combination, joint venture, license, collaboration, research and development or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) any combination of the foregoing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, AT Impf GmbH, having its place of business at Rosenheimer Platz 6, 81669 Munich, Germany (“AT Impf”) and any Person or Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with AT Impf (other than Parent, or any Person or Entity that is directly or indirectly controlled by Parent) shall not be considered an Affiliate of Parent.

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“Agreement” is defined in the Preamble to this Agreement.

“Book-Entry Share” is defined in Section 2.1(e) of this Agreement.

“business day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Mainz, Germany are authorized or required by applicable Law to close.

“Capitalization Date” is defined in Section 3.3(a) of this Agreement.

“Cash Merger Consideration” is defined in Section 2.4(a) of this Agreement.

“Certificate” is defined in Section 2.1(e) of this Agreement.

“Certificate of Merger” is defined in Section 1.1(d) of this Agreement.

“Class A Agreements” means the agreements set forth in Schedule 1.1(b) of the Company Disclosure Schedule.

“Closing” is defined in Section 1.1(c) of this Agreement.

“Closing Date” is defined in Section 1.1(c) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Register” is defined in Section 2.2 of this Agreement.

“Company” is defined in the Preamble to this Agreement.

“Company 10-Q” means the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent or Merger Sub, or otherwise making any statement or proposal inconsistent with, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement that is mailed to the Company’s stockholders; (c) adopting, approving, endorsing, recommending or otherwise declaring advisable an Acquisition Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the Shares within ten business days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten business days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal; or (f) resolving or agreeing to take any of the foregoing actions.

“Company Associate” means any current or former employee (including officers) and any other individual who is a director, in each case, of any Acquired Company.

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“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other stock bonus, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right or other equity or equity-based, deferred-compensation, employment, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement other than any employment offer letter (in such form as previously provided to Parent) that is terminable “at will” without any contractual obligation on the part of any Acquired Company to make any severance, termination, change in control, or similar payment, which, in each case, is sponsored, maintained or contributed by the Acquired Companies or with respect to which any Acquired Company has or would reasonably be expected to have any liability.

“Company Board” is defined in the Recitals to this Agreement.

“Company Board Recommendation” is defined in Section 3.18(b) of this Agreement.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and as in effect on the date hereof.

“Company Common Stock” means all of the issued and outstanding shares of common stock, $0.001 par value per share, of the Company.

“Company Compensatory Award” means each Company Option, Company RSU and Company Restricted Stock.

“Company Contract” means any Contract to which any of the Acquired Companies is a party.

“Company’s Counsel” is defined in Section 6.3(c) of this Agreement.

“Company Counsel’s Opinion” is defined in Section 6.3(c) of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent immediately prior to or concurrently with the execution of this Agreement.

“Company Equity Plans” means the Company’s 2015 Stock Option and Grant Plan and the Company’s 2018 Stock Option and Incentive Plan.

“Company Inbound License” means any Company Contract pursuant to which any Intellectual Property of another Person (other than an Affiliate of the Company) that is material to the business of the Acquired Companies, is licensed to any Acquired Company, in each case, other than (i) agreements between any Acquired Company and its employees or consultants, and (ii) agreements for any third-party commercially available services or non-customized commercially available software.

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“Company IT Systems” means all information technology and computer systems (including software, information technology infrastructure and assets and telecommunication hardware and other equipment) used by or for the benefit of the Acquired Companies, including those relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of Personal Information or confidential or proprietary information of or related to their businesses.

“Company Material Adverse Effect” means any event, condition, change, occurrence or development, individually or in the aggregate with all other events, conditions, changes, occurrences or developments, that has or would reasonably be expected to have a material adverse effect (i) on the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) on the ability of the Company to consummate the Merger or any of the Contemplated Transactions prior to the End Date; provided, that, for purposes of clause (i), no effects resulting from or arising out of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (A) the execution, announcement, pendency or consummation of the Contemplated Transactions (including any litigation or any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, contractors, lenders, customers, partners, suppliers, vendors or other Third Parties related thereto, other than termination of the Class A Agreements, or the Company having received formal written notification of termination from any of the parties to the Class A Agreements) (provided that this clause (A) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions or the performance of obligations under this Agreement); (B) the identity of Parent or any of its Affiliates as the acquirer of the Company; (C) general business, economic or political conditions, or the capital, banking, debt, financial or currency markets, or changes therein; (D) general conditions in an industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world where the Acquired Companies operate, or changes therein; (E) any changes in GAAP (or the enforcement or interpretation thereof); (F) any changes in applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification or reinterpretation of any Law, regulation or policy (or interpretations thereof) by any Governmental Entity; (G) the taking of any action, or refraining from taking any action, in each case at the written direction of Parent or Merger Sub; (H) any outbreak or escalation of acts of terrorism, hostilities, sabotage or war, or any weather-related event, fire or natural or man-made disaster or act of God, or any escalation of any of the foregoing; (I) any Transaction Litigation; or (J) any failure by the Company to meet internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings or any other financial or performance measures (whether made by the Company or any Third Parties), or any decline in the price or change in trading volume of Shares (it being understood that the underlying causes of such failures or changes in this clause (J) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition); or (K) the matters expressly set forth in the Company Disclosure Schedule (excluding (i) any material worsening with respect to any matter disclosed therein and (ii) other than matters included in the Company Disclosure Schedule in response to listing requirements); provided that in the case of clauses (C), (D), (E), (F) and (H), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

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“Company Material Contract” is defined in Section 3.8(b) of this Agreement.

“Company Options” means all options to purchase Shares granted by the Company under the Company Equity Plans.

“Company Outbound License” means any Company Contract pursuant to which any Intellectual Property that is material to the business of the Acquired Companies taken as a whole is licensed to another Person (other than an Affiliate of the Company), in each case, other than any outbound agreements entered into in the ordinary course of business consistent with past practice.

“Company Preferred Stock” is defined in Section 3.3(a) of this Agreement.

“Company Registered IP” is defined in Section 3.6(a) of this Agreement.

“Company’s Replacement Counsel” is defined in Section 7.3(d) of this Agreement.

“Company Restricted Stock” means each award with respect to a Share that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting and whether granted by the Company pursuant to the Company Equity Plans or otherwise issued or granted.

“Company RSU” means any issued and outstanding restricted stock units, whether payable in cash, shares or otherwise, granted under a Company Equity Plan.

“Company SEC Documents” is defined in Section 3.4(a) of this Agreement.

“Company Stockholder Approval” is defined in Section 3.18(a) of this Agreement.

“Company Stockholders’ Meeting” means a special meeting of holders of Shares to consider and vote upon the approval and adoption of this Agreement and the Merger.

“Company Trust” is defined in Section 2.4(c).

“Confidentiality Agreements” is defined in Section 6.9 of this Agreement.

“Contemplated Transactions” means the Merger, and the other transactions and actions contemplated to be consummated by each of this Agreement and the Voting Agreements.

“Continuing Employees” is defined in Section 6.2 of this Agreement.

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“Contract” means any legally binding contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind, including all amendments, supplements or modifications thereto.

“Contractors” is defined in Section 3.13 of this Agreement.

“Contribution Agent” is defined in Section 1.1(a) of this Agreement.

“Contribution Agreement” is defined in Section 1.1(a) of this Agreement.

“Current Premium” is defined in Section 6.4(a) of this Agreement.

“Deposit Agreement” is defined in Section 2.1(c) of this Agreement.

“Depositary” is defined in Section 2.1(c) of this Agreement.

“DGCL” means the Delaware General Corporation Law, Title 8, Chapter 1 of the Delaware Code.

“Effective Time” is defined in Section 1.1(d) of this Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or restriction of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section 8.2(a) of this Agreement.

“Enforceability Exceptions” is defined in Section 3.7(c) of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Claims” means any and all claims or Orders by any Governmental Entity or other Person alleging that any Acquired Company is in violation of, or has liability under, any Environmental Law.

“Environmental Law” means any applicable Law, permit, Order or any agreement with any Governmental Entity or other Person, in each case relating to pollution, human health and safety, natural resources, the environment or any Hazardous Substance.

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“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of a Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employers, whether or not incorporated, that would be treated together with any Acquired Company as a single employer within the meaning of Section 414 of the Code.

“ESPP” means the Company’s 2018 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 1.1(a) of this Agreement.

“Exchange Fund” is defined in Section 2.2 of this Agreement.

“Exchange Ratio” is defined in Section 2.1(c) of this Agreement.

“FDA” is defined in Section 3.9(b) of this Agreement.

“FDC Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“Five-Percent Shareholder” is defined in the Recitals of this Agreement.

“Form F-4” is defined in Section 3.20(a) of this Agreement.

“Fractional Share Consideration” is defined in Section 2.1(c) of this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Entity, or of which such Person has the benefit under any applicable Law.

“Governmental Entity” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GSCA” is defined in Section 2.2 of this Agreement.

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“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product or byproduct, asbestos, led, polychlorinated biphenyls, or any substance, waste or material regulated under any Environmental Law or that is capable of causing harm or injury to human health, natural resources or the environment or would reasonably be expected to give rise to liability or any obligation to remediate under any applicable Law.

“Healthcare Laws” means (i) the FDC Act including 21 U.S.C. § 351(a)(2)(B), as applicable; the Public Health Service Act; and applicable regulations issued by the FDA, including 21 CFR parts 50, 56, and 312; (ii) the exclusion laws (42 U.S.C. § 1320a-7), and the regulations promulgated pursuant to such statutes; and (iii) all applicable comparable state, federal, non-U.S. or other Laws relating to any of the foregoing.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures, mortgages, indentures or similar contracts or agreements, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (iv) under capital leases (in accordance with GAAP), (v) in respect of outstanding letters of credit and bankers’ acceptances, (vi) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements or (vii) guaranteeing any obligations of any other Person of the type described in the foregoing.

“Indemnified Party” is defined in Section 6.4(b) of this Agreement.

“Indemnified Party Proceeding” is defined in Section 6.4(b) of this Agreement.

“Insurance Policies” is defined in Section 3.15 of this Agreement.

“Intellectual Property” means any intellectual property or similar proprietary right including all patents, patent applications, inventions (whether or not patentable), copyrighted works, trade secrets, know-how, data, trademarks, trademark registrations and applications, domain names, website addresses, URLs, customer lists and related information, software and licenses of any of the foregoing.

“Intended Tax Treatment” is defined in the Recitals to this Agreement.

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“Intervening Event” means, with respect to the Company, any material event, circumstance, change, effect, occurrence, development, or condition occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, the Company Board, as of or prior to the date of this Agreement, affecting the business, assets or operations of the Acquired Companies, taken as a whole, and not relating to any Acquisition Proposal, which material fact, circumstance, change, effect, occurrence, development or condition becomes known to the Company Board after the date hereof and prior to the time of obtaining the Company Stockholder Approval, other than (i) the receipt, existence of or terms of an Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof, (iii) any change, in and of itself, in the market price or trading volume of the Shares, (iv) any change, in and of itself, in the market price or trading volume of the Parent ADSs, (v) the fact that the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood that the underlying causes of such changes in this clause (v) may be taken into account in determining whether there has been an Intervening Event, unless such underlying cause would otherwise be excepted by this definition), or (vi) any result from the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge of Parent” means the actual knowledge of each of the individuals identified on Section 1.1(a) of the Parent Disclosure Schedule.

“Knowledge of the Company” means the actual knowledge of each of the individuals identified in Section 1.1(a) of the Company Disclosure Schedule. For purposes of Sections 3.12, 3.13 and 3.17 only, the Company shall be deemed to have “Knowledge” of a particular fact or other matter if the Company’s General Counsel has actual knowledge or would reasonably be expected to possess such knowledge after reasonable inquiry of such fact or matter.

“Law” means any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, as amended unless expressly specified otherwise.

“Lease” is defined in Section 3.7(c) of this Agreement.

“Leased Real Property” is defined in Section 3.7(c) of this Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Letter of Transmittal” is defined in Section 2.3(b) of this Agreement.

“Merger” is defined in the Recitals to this Agreement.

“Merger Consideration” is defined in Section 2.1(c) of this Agreement.

“Merger Sub” is defined in the Preamble to this Agreement.

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“Merger Sub Board” is defined in the Recitals to this Agreement.

“Merger Sub Common Stock” is defined in Section 1.1(a) of this Agreement.

“Most Recent Balance Sheet” means the balance sheet of the Company as of September 30, 2019 set forth in the Company 10-Q.

“NASDAQ” means The NASDAQ Global Select Market, or any successor thereto.

“Notice of Intervening Event” is defined in Section 5.4(c)(i) of this Agreement.

“Notice of Superior Proposal” is defined in Section 5.4(b)(i) of this Agreement.

“Order” means any binding order, injunction, judgment, decree, ruling, award or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator.

“Parent” is defined in the Preamble to this Agreement.

“Parent ADS” is defined in Section 2.1(c) of this Agreement.

“Parent’s Articles of Association” is defined in the Recitals to this Agreement.

“Parent Authorized Capital” is defined in the Recitals to this Agreement.

“Parent Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other stock bonus, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right or other equity or equity-based, deferred-compensation, employment, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement other than any employment offer letter that is terminable “at will” without any contractual obligation on the part of Parent or any of its Subsidiaries to make any severance, termination, change in control, or similar payment, which, in each case, is sponsored, maintained or contributed by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has or would reasonably be expected to have any liability.

“Parent Charter Documents” means Parent Articles of Association and rules of procedure for Parent’s Management Board and Parent’s Supervisory Board (Geschäftsordnungen für den Vorstand und für den Aufsichtsrat), each as amended and as in effect on the date hereof.

“Parent’s Counsel” is defined in Section 6.3(c) of this Agreement.

“Parent Counsel’s Opinion” is defined in Section 6.3(c) of this Agreement.

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“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of this Agreement and that has been delivered by Parent to the Company immediately prior to or concurrently with the execution of this Agreement.

“Parent’s Management Board” is defined in the Recitals to this Agreement.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development, individually or in the aggregate with all other events, conditions, changes, occurrences or developments, that has had a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger or any of the Contemplated Transactions prior to the End Date.

“Parent Ordinary Shares” is defined in the Recitals to this Agreement.

“Parent’s Replacement Counsel” is defined in Section 7.2(f) of this Agreement.

“Parent SEC Documents” is defined in Section 4.4(a) of this Agreement.

“Parent’s Supervisory Board” is defined in the Recitals to this Agreement.

“Permitted Encumbrance” means any Encumbrance that (a) arises out of Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on financial statements in accordance with GAAP, (b) represents the rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract Law not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings or (c) in the case of any Contract, are restrictions against the transfer or assignment thereof that are included in the terms of such Contract.

“Person” means any individual, Entity or Governmental Entity.

“Personal Information” means data and information concerning an identifiable natural person or that is otherwise regulated under Privacy and Information Security Laws.

“Pre-Closing Period” is defined in Section 5.1 of this Agreement.

“Privacy and Information Security Laws” means (i) applicable Laws relating to privacy, security and/or collection and use of personal information, and/or (ii) any other applicable Laws relating to information security, in each case as applicable to the Company.

“Proxy Statement” is defined in Section 3.20(a) of this Agreement.

“Representatives” means with respect to any Person, the directors, officers, employees, agents, financial advisors, attorneys, accountants, consultants and other authorized representatives of such Person, acting in such capacity.

“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” is defined in Section 3.17(b) of this Agreement.

“Share Capital Increase” is defined in Section 2.2 of this Agreement.

“Share Exchange” is defined in Section 2.2 of this Agreement.

“Share Issuance” is defined in Section 2.2 of this Agreement.

“Shares” is defined in the Recitals to this Agreement.

“Subsidiary” means, when used with respect to another Entity, any Person that directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or economic interests of such Entity. Notwithstanding the foregoing, for purposes of this Agreement, Parent shall not be considered a Subsidiary of AT Impf or and any Person or Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with AT Impf (other than Parent, or any Person or Entity that is directly or indirectly controlled by Parent).

“Superior Proposal” means any bona fide written Acquisition Proposal made after the date hereof that the Company Board, determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, including the form of consideration, financing terms (and certainty of financing) thereof and the likelihood of consummation, any applicable termination fees, as well as any adjustment to the terms and conditions offered in writing by Parent in response to such proposal pursuant to Section 5.4(b), which (a) would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Merger and (b) is reasonably capable of being consummated in accordance with its terms; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

“Surviving Corporation” is defined in Section 1.1(b) of this Agreement.

“Surviving Corporation Common Stock” means all of the issued and outstanding shares of common stock, $0.001 par value per share, of the Surviving Corporation.

“Takeover Statutes” is defined in Section 3.19 of this Agreement.

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“Tax” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Termination Fee” means $3,200,000.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than, as applicable, Parent or any of its Affiliates or Representatives, or the Company or any of its Affiliates or Representatives.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger, the Contemplated Transactions or any related transaction (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Trust Company” is defined in Section 1.1 of this Agreement.

“Voting Agreements” is defined in Recitals to this Agreement.

“VWAP of Parent ADS” means the volume weighted average price of one Parent ADS for the ten trading days immediately prior to the second business day prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“WARN” or “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any state or local Mini-WARN Law.

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